Exhibit 2.1
EQUITY PURCHASE AGREEMENT
among
PIPER JAFFRAY COMPANIES
(Buyer)
and
THE SELLERS LISTED
ON THE SIGNATURE PAGE HERETO
(Sellers)
and
KO PO MING
(Company Chairman)
and
THE PRINCIPALS LISTED
ON THE SIGNATURE PAGE HERETO
(Principals)
relating to the purchase and sale of equity interests of
GOLDBOND CAPITAL HOLDINGS LIMITED
Dated as of
July 3, 2007

Table of Contents

Article 1 Terms of the Transaction	1

1.1 Sale and Purchase of Equity Interests	1
1.2 Purchase Price	1
1.3 Company Valuation Adjustment	3

Article 2 Closing	4

2.1 Closing; Closing Date	4
2.2 Closing Procedures	4

Article 3 Individual Representations and Warranties of the Sellers	5

3.1 The Shares	5
3.2 Execution and Delivery	5
3.3 Notices, Consents, and Approvals	5
3.4 Claims and Proceedings	6

Article 4 Representations and Warranties of the Sellers as to the Company and its Subsidiaries	6

4.1 Organization	7
4.2 Capitalization	7
4.3 Subsidiaries	8
4.4 Non-Contravention	8
4.5 Financial Statements	9
4.6 Title to Personal Property	9
4.7 Compliance	10
4.8 Litigation	12
4.9 Absence of Certain Changes or Events	12
4.10 Client Contracts	14
4.11 Material Contracts	16
4.12 Employees; Employee Benefits	18
4.13 Intellectual Property	21
4.14 Computer Software	22
4.15 Labor Disputes	23
4.16 Finders or Investment Bankers	23
4.17 Insurance	24
4.18 Real Estate	24
4.19 No Undisclosed Liabilities	25
4.20 Powers of Attorney	25
4.21 Material Clients	25

Article 5 Representations and Warranties of the Buyer	26

5.1 Corporate Organization	26
5.2 Authority; Non-Contravention	26
5.3 Investment Intent	27
5.4 Pending Actions	27
5.5 Financial Capability	27
5.6 Finders or Investment Bankers	27
5.7 No Conflict	27
5.8 SEC Reports	28

i

Article 6 Covenants	28

6.1 Conduct of Business	28
6.2 Access and Information	30
6.3 Reasonable Efforts; Additional Actions	30
6.4 Continuing Access to Records	31
6.5 Notice of Inaccuracy or Breach	31
6.6 Non-Interference	31
6.7 No Shopping	31
6.8 Non-Competition; Non-Solicitation	32
6.9 Goldbond Group Shareholders Meeting	34
6.10 Confidentiality	34
6.11 Certain Practices	36
6.12 Employee Bonuses	36
6.13 License	36
6.14 No Association	38
6.15 Certain Offices	38

Article 7 Termination	38

7.1 Grounds for Termination	38
7.2 Procedure and Effect of Termination	39

Article 8 Buyer’s Closing Conditions	39

8.1 Representations	39
8.2 Covenants	40
8.3 No Material Adverse Effect	40
8.4 Company Valuation	40
8.5 Certificates	40
8.6 No Material Judgment or Order	40
8.7 Regulatory Matters	40
8.8 Employment Agreements	41
8.9 Real Estate Lease	41

Article 9 Sellers’ Closing Conditions	41

9.1 Representations	41
9.2 Covenants	41
9.3 Certificate	41
9.4 No Material Judgment or Order	41
9.5 Regulatory Matters	42
9.6 Company Valuation	42

Article 10 Post-Closing Obligations	42

10.1 Replacement Loan	42
10.2 Transfer Taxes	42
10.3 Change of Name	42

Article 11 Indemnification	43

11.1 Survival of Representations and Warranties	43
11.2 Indemnity	44
11.3 Limitations on Warranties and Indemnity	45
11.4 Indemnification Procedures	47
11.5 Remedies	49
11.6 Tax Treatment of Indemnity Payments	50

Article 12 Guarantee	50

12.1 Guarantors and Guaranteed Entities	50
12.2 Guaranteed Obligations	50

Article 13 Tax Matters	51

13.1 General	51
13.2 Tax Representations	52
13.3 Tax Returns and Payments	54
13.4 Allocation of Taxes	54
13.5 Tax Cooperation; Tax Audits	56
13.6 Corresponding Benefit	56
13.7 Claims Provisions	57
13.8 Record Retention	57
13.9 Refunds	57

Article 14 Miscellaneous	58

14.1 Amendment and Modification	58
14.2 Waivers and Consents	58
14.3 Press Releases and Public Announcements	58
14.4 Notices	58
14.5 Assignment; Third-Party Beneficiaries	60
14.6 Rules of Interpretation	60
14.7 Governing Law	61
14.8 Counterparts	62
14.9 Headings; Internal References	62
14.10 Entire Agreement	62
14.11 Severability	62
14.12 Equitable Remedies	62
14.13 Expenses	62
14.14 Disclosure Letter	62
14.15 Governing Language	63
Schedules
1 Owners of the Company as of Closing
2 Subsidiaries of the Company
3 Persons Executing Employment Agreements at Closing
6.12 Employee Cash Bonuses
6.15 Required Actions Relating to Certain Offices
10.3 Prohibited Marks
11.2 Certain Indemnification Matters
Exhibits
A            Form of Armstrong Restricted Stock Agreement
B            Form of Escrow Agreement
C            Form of Real Estate Lease

Index of Defined Terms

Defined Term	Section
Additional Cash Amount	§	1.2	(e)
Aggregate Purchase Price	§	1.2	(a)
Agreement	Preamble
Armstrong	Preamble
Armstrong Restricted Stock Agreement	§	1.2	(b)(2)
Audited Book Value	§	1.3	(a)
Auditor	§	1.3	(a)
Business Day	§	14.6	(e)
Buyer	Preamble
Buyer Common Stock	§	1.2	(b)(2)
Buyer Indemnitees	§	11.2	(a)
Client	§	4.10	(a)
Client Contract	§	4.10	(b)
Closing	§	2.1
Closing Date	§	2.1
Companies Ordinance	§	5.3
Company	Preamble
Company Chairman	Preamble
Company Schemes	§	4.12	(b)
Company Valuation	§	1.2	(a)
Confidential Information	§	6.10	(a)
Consents, Filings, and Notices	§	3.3	(a)
Damages	§	11.2	(a)
Disclosure Letter	§	3
Domain Names	§	6.13	(a)(2)
Domain Name License Period	§	6.13	(a)(2)
Employees	§	4.12	(a)
Employment Agreements	Preamble
Escrow Agent	§	1.2	(c)
Escrow Agreement	§	1.2	(c)
Escrow Amount	§	1.2	(c)
Escrow Fund	§	11.1	(d)
Exchange Act	§	5.8
Financial Statements	§	4.5	(b)
FSA	§	3.3	(a)(1)
Goldbond Group	§	3.3	(a)(2)
Governmental Entity	§	3.3	(a)
Guaranteed Entity	§	12.1
Guaranteed Obligations	§	12.2	(a)
Guarantor	§	12.1
HKEX	§	3.3	(a)(2)

Defined Term	Section
HKGAAP	§	4.5	(a)
Indemnitee	§	10.4
Indemnitor	§	10.4
Independent Accounting Firm	§	1.3	(b)
Independent Shareholders	§	8.7	(a)
Information Technology Systems	§	4.14	(a)(2)
Intellectual Property	§	4.13	(a)
Intermediary	§	4.10	(b)
Intermediary Contract	§	4.10	(b)
Investment Account	§	4.10	(a)
IP Marks	§	6.13	(e)(1)
Key Employees	Preamble
KPMG Report	§	1.3	(a)
Late Trading	§	4.10	(f)(1)
Leased Real Property	§	4.18	(b)(1)
Legal Proceeding	§	3.4
Legal Requirements	§	3.3	(c)
Licensed Persons	§	4.7	(b)
License Period	§	6.13	(a)(1)
Licensor	§	6.13	(a)
Liens	§	3.1
Listing Rules	§	3.3	(a)(2)
Malicious Instructions	§	4.14	(c)
Mark	§	6.13	(a)(1)
Market Timing	§	4.10	(f)(2)
Material Adverse Effect	§	4.1	(b)
Material Contracts	§	4.11	(a)
Material Permits	§	4.7	(b)
Most Recent Financial Statements	§	4.5	(b)
NASD	§	5.2	(b)(1)
Non-Employee Owners	Preamble
Non-Third-Party Claim	§	11.4	(e)
Notice Period	§	11.4	(b)
NYSE	§	1.2	(d)
Orders	§	3.3	(c)
Organizational Documents	§	4.1	(c)
Outside Sellers	Preamble
Outside Sellers Maximum Indemnification Amount	§	11.3	(b)
Permitted Liens	§	4.6	(d)
Post-Closing Date Tax Returns	§	13.3
Pre-Closing Date Tax Period	§	13.1	(e)
Pre-Closing Date Tax Returns	§	13.3
Previous Accounts	§	4.5	(a)
Principals	Preamble

v

Defined Term	Section
Prohibited Activities	§	6.8	(a)
Proportionate Interest	Preamble
Proprietary Software	§	4.14	(a)(1)
Real Property Leases	§	4.18	(b)(1)
Resolution Period	§	1.3	(b)
Responsible Officers	§	4.12	(i)
Restricted Area	§	6.8	(a)
Review Period	§	1.3	(a)
Scheduled Intellectual Property	§	4.13	(a)(2)
SEC	§	5.8
SEC Reports	§	5.8
Securities Act	§	5.8
Sellers	Preamble
SFC	§	3.3	(a)
SFO	§	3.3	(c)
SFO Licenses	§	4.7	(b)
Shares	§	1.1
Specified Representations	§	11.3	(a)
SRO	§	3.3	(a)
Straddle Period	§	13.1	(g)
Tax	§	13.1	(a)
Taxation Amount	§	1.2	(e)
Tax Benefit	§	13.1	(b)
Tax Returns	§	13.1	(c)
Taxes	§	13.1	(a)
Third-Party Claim	§	11.4	(a)
Third-Party Claim Notice	§	11.4	(a)
Transfer Taxes	§	10.2
Unaudited Book Value	§	1.2	(a)

EQUITY PURCHASE AGREEMENT
     This Equity Purchase Agreement (this “Agreement”) is dated as of July 3, 2007, among:
     (a) Piper Jaffray Companies, a Delaware corporation (the “Buyer”);
     (b) the sellers listed on the signature page hereto (the “Sellers”);
     (c) Ko Po Ming, the Chairman and Chief Executive Officer of the Company (the “Company Chairman”); and
     (d) certain individuals and entities who are owners of certain Sellers and who are listed on the signature page hereto as “Principals” (the “Principals”).
     The Sellers constitute all owners of all equity interests in Goldbond Capital Holdings Limited, a company with limited liability organized under the laws of Hong Kong (the “Company”), as of the date hereof and as of the time immediately before the Closing. Each Seller’s proportionate ownership interest in the Company (“Proportionate Interest”) is set forth on Schedule 1 hereto. The Sellers other than Armstrong Capital Limited (“Armstrong”) are collectively referred to as the “Outside Sellers.”
     All subsidiaries of the Company are listed on Schedule 2 hereto.
     Simultaneously with the execution and delivery of this Agreement, the Company, Buyer and certain key employees of the Company listed on Schedule 3 hereto (the “Key Employees”) are entering into employment agreements that will be effective upon the Closing (the “Employment Agreements”).
Article 1
Terms of the Transaction
     1.1 Sale and Purchase of Equity Interests. On the terms and subject to the conditions of this Agreement, each of the Sellers shall, on the Closing Date, sell, transfer, and assign to the Buyer all right, title, and interest in and to all shares of equity ownership in the Company (the “Shares”) held by such Seller.
     1.2 Purchase Price.
     (a) The aggregate purchase price to be paid by the Buyer for the Shares (the “Aggregate Purchase Price”) will be determined based upon a valuation for the Company of $51.25 million (the “Company Valuation”), which amount is equal to (i) two times the Company’s unaudited consolidated net asset value as of March 31, 2007 (the “Unaudited Book Value”) less (ii) $1 million. The Company Valuation is subject to adjustment prior to the Closing under Section 1.3.

     (b) At the Closing, the Buyer shall, on the terms and subject to the conditions set forth in this Agreement, pay the Aggregate Purchase Price as follows:
     (1) the Buyer shall pay each Outside Seller an amount equal to such Outside Seller’s Proportionate Interest times the Company Valuation, subject to Section 1.2(c); and
     (2) the Buyer shall pay Armstrong an amount equal to 60% of Armstrong’s Proportionate Interest times the Company Valuation and shall issue to Armstrong a number of unregistered, restricted shares of common stock, $.01 par value, of Buyer (“Buyer Common Stock”) having a value (determined in accordance with Section 1.2(d)) equal to 40% of Armstrong’s Proportionate Interest times the Company Valuation. Such shares shall be issued pursuant to a restricted stock agreement substantially in the form of Exhibit A hereto (the “Armstrong Restricted Stock Agreement”).
     (c) Of the portion of the Aggregate Purchase Price otherwise payable to the Outside Sellers under Section 1.2(b)(1), the Buyer shall withhold therefrom an amount equal to 40% of the difference of (1) the Company Valuation less (2) the Audited Book Value (the “Escrow Amount”). The Buyer shall pay the Escrow Amount to the Hong Kong office of Hang Seng Bank Limited, or to the Hong Kong office of another bank or trust company mutually acceptable to the Buyer and the Sellers (the “Escrow Agent”) to hold and distribute pursuant to an escrow agreement substantially in the form of Exhibit B hereto (the “Escrow Agreement”).
     (d) For purposes of Section 1.2(b)(2), the value of a share of Buyer Common Stock shall be equal to the average per-share closing price of Buyer Common Stock on the New York Stock Exchange (the “NYSE”) for the 30 trading days ending on the second trading day before the Closing Date.
     (e) If the receipt of the restricted shares of Buyer Common Stock by Armstrong is subject to Tax in the United States (whether in the hands of Armstrong or the Company Chairman) (the “Taxation Amount”), the Buyer shall pay to Armstrong a further cash amount (the “Additional Cash Amount”) which, after deducting therefrom all Tax liabilities payable by Armstrong or the Company Chairman in respect of the Additional Cash Amount, is equal to the Taxation Amount. The Buyer shall pay to Armstrong the Additional Cash Amount within five business days upon receipt of a written notice by Armstrong informing the Buyer that the Buyer is required to pay the Additional Cash Amount to Armstrong pursuant to this Section 1.2(e).
     (f) The cash payments required by this Section 1.2 shall be made by wire transfer of immediately available funds to the accounts designated by the Sellers and the Escrow Agent in a written notice delivered to the Buyer at least three Business Days before the Closing Date.

     1.3 Company Valuation Adjustment. The Company Valuation shall be subject to adjustment as follows:
     (a) The Sellers shall promptly engage KPMG of Hong Kong (the “Auditor”) to audit, in accordance with bases and policies of accounting which are consistent with those adopted and used in preparing the Previous Accounts, the consolidated balance sheet of the Company and its subsidiaries as of March 31, 2007 and to determine the Company’s consolidated net asset value as of March 31, 2007 based on such audit (the “Audited Book Value”). The Sellers shall provide the Buyer (1) a copy of the Auditor’s report (the “KPMG Report”) and (2) access to the Auditor’s audit work papers promptly after the Sellers’ receipt of the KPMG Report. The KPMG Report shall be unqualified, other than with respect to the lack of audited results for the comparable prior period. The Buyer shall have 20 Business Days after receipt of the KPMG Report and access to accept or dispute the KPMG Report (the “Review Period”). The fees and disbursements of the Auditor shall be borne equally by the Buyer, on the one hand, and the Sellers on a pro rata basis in accordance with each Seller’s Proportionate Interest, on the other hand.
     (b) If the Buyer has any disagreement with respect to the Auditor’s determination of the Audited Book Value, then the Buyer and the Sellers shall seek in good faith to resolve in writing, within five Business Days after the expiry of the Review Period (the “Resolution Period”), any such disagreement. Any such written resolution shall be final and binding upon the parties. If they are unable to resolve the dispute within the Resolution Period, then the parties shall cooperate with each other and each other’s representatives to promptly submit the matter in dispute for resolution to the Hong Kong office of Deloitte Touche Tohmatsu or such other independent accounting firm as may be mutually acceptable to the Sellers and the Buyer, or failing agreement within five Business Days of the Resolution Period, by an accounting firm appointed at the request of either party by the president or vice-president of the Hong Kong Institute of Certified Public Accountants (the “Independent Accounting Firm”). The Independent Accounting Firm shall act as expert and not as arbitrator and shall, as promptly as practicable after such submission, determine the Audited Book Value in accordance with bases and policies of accounting which are consistent with those adopted in preparing the Previous Accounts and shall issue a written report to the Sellers and the Buyer setting forth its determination, which written decision shall, in the absence of manifest error, be final and binding upon the parties. The parties shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. The fees and disbursements of the Independent Accounting Firm shall be borne equally by the Buyer, on the one hand, and the Sellers on a pro rata basis in accordance with each Seller’s Proportionate Interest, on the other hand.
     (c) If the Audited Book Value, as finally determined pursuant to this Section 1.3, is more or less than the Unaudited Book Value, then the Company Valuation shall be revised for all purposes hereunder to be an amount equal to (i) two times the Audited Book Value less (ii) $1 million.

Article 2
Closing
     2.1 Closing; Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles 8 and 9, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the Hong Kong offices of Herbert Smith, LLP, at 23rd Floor, Gloucester Tower, 15 Queen’s Road Central, Hong Kong, at 9:00 p.m., local time, no later than two Business Days following the date on which the last of the conditions set forth in Articles 8 and 9 has been satisfied or waived, or at such other place or on such other date or time as the Buyer and the Sellers may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.” The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of certain documents, and the prior physical exchange of Share certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.
     2.2 Closing Procedures. At the Closing, subject to the terms and conditions of this Agreement, the parties shall take the following steps:
     (a) The Sellers shall deliver to the Buyer the documents referred to in Article 8.
     (b) The Buyer shall deliver to the Sellers the documents referred to in Article 9.
     (c) Armstrong shall deliver to the Buyer a counterpart of the Armstrong Restricted Stock Agreement, duly executed by Armstrong.
     (d) The Buyer shall deliver to Armstrong a counterpart of the Armstrong Restricted Stock Agreement, duly executed by the Buyer.
     (e) The Buyer shall deliver to the Outside Sellers a counterpart of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.
     (f) The Outside Sellers shall deliver to the Buyer a counterpart of the Escrow Agreement, duly executed by the Sellers.
     (g) The Sellers shall deliver to the Buyer certificates in valid form evidencing the Shares, in a form suitable for transfer, duly executed instruments of transfer and bought and sold notes in respect of the Shares.
     (h) The Buyer shall make the payments and issue the shares required by Section 1.2.

Article 3
Individual Representations and Warranties of the Sellers
     Except as set forth in the Disclosure Letter accompanying this Agreement (the “Disclosure Letter”), each Seller, only as to such Seller (and its related Principal) and not as to any other Seller (or Principal), represents and warrants to the Buyer as follows:
     3.1 The Shares. Each Seller has good and valid title to the number of Shares set forth opposite such Seller’s name in Schedule 1 hereto, free and clear of any liens, claims, charges, restrictions, encumbrances, security interests, options, or other rights of third parties (collectively, “Liens”). As of the Closing (as a result of the sale and transfer of Shares by such Seller to the Buyer under this Agreement), the Buyer will receive good and valid title to that Seller’s Shares, free and clear of any Liens. The Shares owned by such Seller are not subject to any voting trust agreement or other contract, agreement, commitment, or understanding, including any such contract, agreement, commitment, or understanding restricting or otherwise relating to voting, dividend rights, or disposition thereof, other than this Agreement and other than the Organizational Documents. The Company Chairman is the sole beneficial owner of Armstrong.
     3.2 Execution and Delivery. Each Seller has the organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of the Company Chairman and the Principals has the capacity (if a natural person) or the authority (if an entity) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller (and Principal) and constitutes a legal, valid, and binding agreement on such Seller’s (and Principal’s) part, enforceable against such Seller (and Principal) in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     3.3 Notices, Consents, and Approvals. The execution, delivery, and performance by such Seller (and Principal) of this Agreement and the consummation by such Seller (and Principal) of the transactions contemplated hereby will not:
     (a) save and except for:
     (1) the approval of the Securities and Futures Commission of Hong Kong (the “SFC”) and the Financial Services Authority of the United Kingdom (the “FSA”) (if required) for the sale and purchase of the Shares upon the terms and conditions of this Agreement, and
     (2) the notification, announcement and shareholders’ approval requirements imposed by The Stock Exchange of Hong Kong Limited (the “HKEX”) on Goldbond Group Holdings Limited (“Goldbond Group”) under The Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”), including the submission of the draft announcement and circular to the shareholders of Goldbond Group in relation to the sale and purchase of the Shares hereunder to the HKEX for clearance, require such Seller (or Principal) to obtain any consent, approval, authorization, or action of, or make any filing with or give any notice to (collectively, “Consents, Filings, and Notices”) any foreign, national, provincial, municipal, or other governmental department, court, commission (including the SFC), board, bureau, agency, or instrumentality (each, a “Governmental Entity”) or any stock exchange (including the HKEX) or other industry self-regulatory organization (each, an “SRO”) of which such Seller (or Principal) is a part or to which such Seller (or Principal) is subject;
     (b) violate, conflict with, result in the creation of a Lien on any assets of the Company or any of its subsidiaries pursuant to, result in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the provisions of any note, bond, mortgage, indenture, license, or agreement, or any other instrument or obligation to which such Seller (or Principal) or the Shares owned by such Seller may be subject;
     (c) save as set out in Section 3.3(a), violate any constitution, law, statute, code, ordinance (including the Securities and Futures Ordinance of Hong Kong (the “SFO”)), rule (including the Listing Rules) or regulation (collectively, “Legal Requirements”) or any order, judgment, writ, injunction, determination, award, or decree (collectively, “Orders”) of any Governmental Entity, SRO, or arbitrator applicable to such Seller (or Principal) or to the Shares owned by such Seller; or
     (d) result in the creation of any Lien on the Shares owned by such Seller.
     3.4 Claims and Proceedings. There is no pending or, to the knowledge of such Seller, threatened claim, complaint, action, litigation, investigation, arbitration, winding-up order, sanction, or administrative or other proceeding (a “Legal Proceeding”) by or before any Governmental Entity, SRO, or arbitrator against or relating to such Seller to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to adversely affect or prevent the purchase and sale of such Seller’s Shares or otherwise materially impair the ability of such Seller to perform this Agreement.
Article 4
Representations and Warranties of the Sellers
as to the Company and its Subsidiaries
     Except as set forth in the Disclosure Letter, each Seller, on a pro rata and several basis in accordance with such Seller’s Proportionate Interest, represents and warrants to the Buyer as follows.

     4.1 Organization.
     (a) The Company is a limited company validly existing under the laws of Hong Kong and has all requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.
     (b) The Company is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased, or operated by the Company, or the nature of the Company’s business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to result in (1) any adverse effect on the consummation of the transactions contemplated by this Agreement or (2) a material adverse effect on the assets, business, financial condition, operations, or results of operations of the Company and its subsidiaries taken as a whole, other than (with respect to clause 4.1(b)(2)) any change, effect, event, occurrence, circumstance or state of facts (i) relating to general economic, social or financial conditions, (ii) relating to the state of securities markets in general, (iii) reasonably attributable to the announcement of this Agreement and the transactions contemplated hereby, or (iv) relating to the securities industry in general, unless, in the case of clauses (i), (ii), or (iv), such change, effect, event, occurrence, circumstance or state of facts has a disproportionate impact on the Company and its subsidiaries compared to other companies in their industry (either of clauses 4.1(b)(1) or 4.1(b)(2) being referred to as a “Material Adverse Effect”).
     (c) The Sellers have previously delivered to the Buyer correct and complete copies of the certificates of incorporation and the memoranda and articles of association of the Company (collectively, the “Organizational Documents”) as in effect on the date of this Agreement, and have made available to the Buyer minute books containing all minutes and actions of the board of directors and shareholders with respect to the Company as at the date of this Agreement.
     4.2 Capitalization.
     (a) As of the time immediately before the Closing, the Shares set forth opposite each Seller’s name in Schedule 1 hereto will be the only ownership interests in the Company.
     (b) The Shares have been duly authorized and validly issued and were not issued in violation of any preemptive rights.
     (c) The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that would require the Company to issue, sell, or otherwise cause to become outstanding any ownership interests in, or any securities convertible into or exchangeable or exercisable for any ownership interests in, the Company, other than pursuant to this Agreement and the Organizational Documents.

     (d) The Shares are not subject to any voting trust agreement or other contract, agreement, commitment, or understanding, including any such contract, agreement, commitment, or understanding restricting or otherwise relating to voting, dividend rights, or disposition of the Shares, other than pursuant to this Agreement and the Organizational Documents.
     4.3 Subsidiaries.
     (a) Schedule 2 hereto contains a list of all subsidiaries of the Company, which subsidiaries constitute all of the organizations in which the Company, directly or indirectly, owns any outstanding voting securities or other voting equity interests.
     (b) The outstanding equity interests of each such subsidiary are validly issued, fully paid, and non-assessable, and all such equity interests are owned, directly or indirectly, by the Company, free and clear of any Liens. There are no existing options, warrants, calls, rights, or contracts or arrangements of any character to which any such subsidiary is a party requiring, and there are no securities of any such subsidiary outstanding that upon conversion or exchange would require, the issuance of any equity interests in any such subsidiary or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any equity interests in any such subsidiary. Neither the Company, any of its subsidiaries, or, to the Sellers’ knowledge, any other person is a party to any voting trust or other contract or arrangement with respect to the voting, redemption, sale, transfer, or other disposition of the ownership interests in any such subsidiary.
     4.4 Non-Contravention. Neither the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated hereby will:
     (a) conflict with or result in any breach of any provision of the Organizational Documents;
     (b) save as set out in Section 3.3(a), require the Company or any of its subsidiaries to obtain or make any Consents, Filings, or Notices of or with the SFC, any other Governmental Entity, the HKEX, or any other SRO;
     (c) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, constitute an impermissible assignment or change of control under, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any material note, bond, contract, agreement, or other instrument to which the Company or any of its subsidiaries is a party or is subject;
     (d) violate any Order or Legal Requirement applicable to the Company or any of its subsidiaries or any of their respective assets; or

     (e) result in the creation of any Lien on any assets of the Company or its subsidiaries.
     4.5 Financial Statements.
     (a) The Sellers have furnished the Buyer with copies of the audited consolidated balance sheets of the Company as of December 31, 2005 and 2006 and the related consolidated statements of income and cash flows for the years then ended (the “Previous Accounts”). Such financial statements have been audited by the Company’s independent auditors and have been prepared in accordance with generally accepted accounting principles in Hong Kong consistently applied (“HKGAAP”). The Sellers have furnished the Buyer with copies of the unaudited consolidated balance sheet of the Company as of March 31, 2007 and the related consolidated statement of income for the three-month period then ended. Such unaudited financial statements were properly prepared using accounting principles consistent with those used in the preparation of the Previous Accounts, including all normal year-end adjustments (or the pro rata portion thereof, as appropriate).
     (b) The financial statements described in Section 4.5(a) are collectively referred to as the “Financial Statements.” The Financial Statements as of and for the three-month period ended March 31, 2007 are referred to as the “Most Recent Financial Statements.”
     (c) The Financial Statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at the respective dates thereof and the results of operations and cash flows for the periods indicated therein in accordance with HKGAAP.
     (d) All accounts receivable, notes receivable (including margin loans, other extensions of credit, and customer cash deposits), and other receivables of the Company and its subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements.
     4.6 Title to Personal Property. The Company and its subsidiaries have good and valid title to or a valid and binding leasehold or license interest in, and the right to use, all personal property and assets used in the operation of, and material to, their business, free and clear of all Liens except:
     (a) any Liens for liabilities disclosed on the Most Recent Financial Statements;
     (b) Liens for Taxes, assessments, and other governmental charges not yet due and payable;

     (c) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, or other similar Liens incurred in the ordinary course of business, consistent with past practice; and
     (d) with respect to equipment or other assets shown on the Most Recent Financial Statements to be leased or licensed, leases or licenses with third parties (all items included in clauses (a) through (d) are referred to collectively as “Permitted Liens”).
     4.7 Compliance.
     (a) The Company and its subsidiaries have conducted their businesses in material compliance with all applicable Legal Requirements and Orders of Governmental Entities, SROs, and arbitrators, including the SFC’s and the HKEX’s requirements. Neither the Company nor any of its subsidiaries has received any notice or communication from any Governmental Entity or SRO that relates to the operation of its business alleging material non-compliance with any Legal Requirement, including the SFC’s and the HKEX’s requirements.
     (b) Goldbond Capital (Asia) Limited, Goldbond Futures Limited, Goldbond Asset Management Limited, and Goldbond Securities Limited are registered under the SFO to carry out regulated activities (“Licensed Persons”). Section 4.7(b) of the Disclosure Letter sets forth a list of all the licenses and permits held by the Licensed Persons (“SFO Licenses”) in each jurisdiction in which each Licensed Person is required to so register in connection with the nature of its business, and such licenses and permits are in full force and effect. The Company, its subsidiaries, and their respective directors, officers, employees, agents and other representatives have all licenses, permits, waivers, authorizations, or approvals of, and have made, since July 1, 2003, all required filings, applications and registrations with, any Governmental Entity or SRO that are material to the conduct of their business, including the SFO Licenses (collectively, “Material Permits”). All Material Permits are in full force and effect, are not subject to any unusual or onerous conditions, and are being complied with in all material respects, and no proceeding is pending or, to the knowledge of the Sellers, is threatened to revoke or limit any such Material Permit. The business conducted at the offices of the Company and its subsidiaries located in Shandong, Shanghai, and Beijing does not exceed the scope of permitted activities set forth in the applicable governmental licenses, permissions, and authorizations issued with respect to such offices.
     (c) The Sellers have delivered to the Buyer true and complete copies of each filing made by the Company or any of its subsidiaries since July 1, 2003, reflecting all amendments thereto, filed with the relevant Governmental Entity or SRO, including the SFC and the HKEX. All such filings are in material compliance with the applicable requirements of the Governmental Entity or SRO and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) From July 1, 2003, other than routine periodic examinations conducted in the ordinary course, none of the following has occurred with respect to the Company, any of its subsidiaries, or any of their directors, officers, employees, agents or other representatives: (1) any formal or informal investigative or disciplinary proceedings by any Governmental Entity or SRO, (2) the issuance or proposed issuance by any Governmental Entity or SRO of any consent judgments, decrees, cease and desist or other orders, disqualifications, penalties, or special restrictions pursuant to any such investigative or disciplinary proceedings, or (3) the issuance by any Governmental Entity or SRO of any letter or notice of mindedness, caution, deficiency, reprimand, admonishment, or similar letter or notice. No Governmental Entity or SRO has requested the Company or any of its subsidiaries to materially modify or change the manner in which its business is or was carried on.
     (e) Neither the Company, nor any of its subsidiaries, nor any other person “associated” (as defined under Part XIII of the SFO) with the Company or its subsidiaries has been subject to disqualification pursuant to the SFO. There is no proceeding or, to the knowledge of the Sellers, investigation pending or threatened that would reasonably be expected to become the basis for any such disqualification.
     (f) Each of the Company and its subsidiaries has in effect all policies and procedures required by applicable Legal Requirements, and has designated a chief compliance officer with responsibility to ensure compliance with such policies and procedures. Such policies and procedures comply in all material respects with the requirements of applicable Legal Requirements. There have been no material violations or allegations of material violations of such policies or procedures.
     (g) The entry into this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any breach of the terms of, or constitute a default under any Material Permits or cause the Company, or any of its subsidiaries, to lose the benefit of any Material Permits presently held by the Company or any of its subsidiaries.
     (h) To the Sellers’ knowledge, each of the Company and its subsidiaries (1) is in good standing with all applicable Governmental Entities and SROs and (2) has a reasonably good reputation with such Governmental Entities and SROs, including with respect to legal, compliance, and regulatory matters and the manner in which the Company and its subsidiaries conduct their respective businesses, operations, and affairs.
     (i) Each of the Company and its subsidiaries:
     (1) has adopted and implemented an anti-money laundering policy and a customer-identification program, each of which complies in all material respects with applicable Legal Requirements;
     (2) has devised and maintained systems of internal controls sufficient to be in material compliance with applicable Legal Requirements; and

     (3) maintains “know your customer” policies and procedures and obtains information concerning customers sufficient to know the essential facts concerning its customers as required under applicable Legal Requirements.
     (j) None of the Company or any of its subsidiaries has received any notice from a Governmental Entity alleging that in connection with the conduct of its business, it has failed to comply in a material respect with any applicable data or consumer protection laws, nor has the Company or any of its subsidiaries received any material claim from any individual seeking compensation for breaches, actual or alleged, of applicable data and consumer protection laws in connection with the conduct of its business.
     (k) The Sellers and the Company have pursued issuance of all permits, licenses, approvals, business contracts, and another commercial benefits in connection with the establishment and operation of the Company and its subsidiaries without authorizing, making, or promising the payment of money or the giving of anything of value, directly or indirectly, to or for the benefit of any governmental official, officer, or representative in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery Legal Requirements.
     (l) None of the Sellers, the Principals, or any direct shareholders, officers, directors, partners, principals, employees, or agents of the Company, any of its subsidiaries, or any of the Sellers is an official, officer, director, or representative of any Governmental Entity.
     4.8 Litigation. No Legal Proceeding by or before any Governmental Entity, SRO, or arbitrator is pending or, to the knowledge of the Sellers, threatened against the Company, any of its subsidiaries, or any of their respective assets, properties, or businesses. Neither the Company nor any of its subsidiaries is subject to any Orders of any Governmental Entity, SRO, or arbitrator.
     4.9 Absence of Certain Changes or Events.
     (a) Since December 31, 2006, the Company and its subsidiaries have conducted their businesses only in the ordinary course consistent with past practices, and there has not been any condition, circumstance, event, or occurrence that, individually or in the aggregate, has resulted or would be reasonably likely to result in a Material Adverse Effect.
     (b) Without limiting the generality of Section 4.9(a) and, in each instance, excluding the transactions contemplated by this Agreement, since December 31, 2006, neither the Company nor any of its subsidiaries has:
     (1) created, incurred, assumed, or guaranteed any indebtedness or become subject to any material liabilities, other than liabilities incurred in the ordinary course of business;

     (2) subjected any of its assets to any Lien, except Permitted Liens;
     (3) sold, assigned, or transferred any assets, other than in the ordinary course of business;
     (4) suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;
     (5) increased in any material respects its total number of employees or the compensation, bonuses, or benefits payable or to become payable to any directors, officers, employees, agents, or representatives, except for increases to its officers and employees in the ordinary course of business consistent with past practice or as required under any existing employment agreement;
     (6) suffered any material work stoppage;
     (7) changed in any material respect any of its accounting principles or the methods of applying such principles, other than changes required by HKGAAP;
     (8) entered into any agreement with any of the Sellers, or any partner, member, owner, or affiliate of any Seller;
     (9) made any material change in the manner and timing of payment of trade and other payables;
     (10) amended its organizational documents;
     (11) made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;
     (12) incurred any capital expenditures that are not provided for in the Company’s capital budget (a copy of which has been provided to the Buyer);
     (13) entered into, adopted, modified, or terminated any Company Scheme;
     (14) authorized for issuance, issued, sold, pledged, or delivered any equity interests or any securities convertible into or exchangeable or exercisable for other equity interests, or redeemed, purchased, or otherwise acquired any other equity interests;
     (15) merged or consolidated with any person or entered into any partnership, joint venture, association, or other business organization; or

     (16) other than this Agreement, entered into any agreement or commitment to do any of the foregoing.
     4.10 Client Contracts.
     (a) Section 4.10(a) of the Disclosure Letter sets forth a list, complete and accurate in all material respects (distinguishing clearly among investment banking, investment management or advisory, brokerage, and other types of Clients), as of April 30, 2007 of: (1) the name of each Client; (2) all related account numbers for the Investment Accounts used by the Company and its subsidiaries with respect to each such Client; (3) for each such Investment Account, on an account-by-account basis, the aggregate market value of the assets under management or otherwise held in such Investment Account; and (4) the aggregate value of the assets under management or otherwise held in such Investment Accounts by category (i.e., investment management or advisory, brokerage and other types of Clients) and for all such Investment Accounts in the aggregate. “Client” means any person that receives investment banking, investment management or advisory services, brokerage services, or other similar types of services from the Company or any of its subsidiaries. “Investment Account” means the investment management or advisory, brokerage, or other type of account or accounts established by a Client or Intermediary, as applicable, with the Company or any of its subsidiaries pursuant to the provisions of the applicable Client Contract, Intermediary Contract, or other agreement with the Intermediary to which the Client is a party.
     (b) True and complete copies of (1) each standard form of investment banking agreement or mandate and each agreement pursuant to which the Company or any of its subsidiaries provides investment management or advisory services, brokerage services, or other similar types of services to a Client (other than a client of an Intermediary, which client is not party to a separate agreement with the Company or any of its subsidiaries) (each such agreement with a Client, a “Client Contract”), and (2) each standard form of agreement (each such agreement with an Intermediary, an “Intermediary Contract”) pursuant to which the Company or any of its subsidiaries has agreed to provide services to a third-party financial adviser and/or its clients (each, an “Intermediary”) have been provided to the Buyer. The Company and its Subsidiaries have not permitted material deviations to be made to its standard forms of agreement when entering into Client and Intermediary Contracts.
     (c) Each Client Contract and each Intermediary Contract (1) is a valid and legally binding agreement, enforceable against the Company and its subsidiaries and, to the knowledge of the Sellers, against each other party thereto, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements affecting the rights and remedies of creditors generally and to general principles of equity, and (2) is in all material respects in compliance with all applicable Legal Requirements and Orders of any Governmental Entity, SRO, or arbitrator.

     (d) Neither the Company nor any of its subsidiaries is in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract. To the knowledge of the Sellers, no other person is in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract. No Investment Account is in material violation of an investment policy, guideline or similar requirement for which violation the Company or any of its subsidiaries is responsible. There are no agreements by the Company or any of its subsidiaries to provide “most favored client” treatment for any Client or Intermediary.
     (e) There are no written agreements (other than the Intermediary Contracts) pursuant to which the Company or any of its subsidiaries is obligated to pay to any party a finder’s, referral, placement, or solicitation fee, or compensation or fees with respect to assets of any Client or Intermediary. Other than pursuant to the Intermediary Contracts, there are no third-party financial advisers for whom the Company or any of its subsidiaries has agreed in writing to provide investment advisory services in connection with the provision of investment advisory services, by the Company, any of its subsidiaries, or such third party, to any Client.
     (f) Neither the Company nor any of its subsidiaries has ever been responsible for providing in connection with the Investment Accounts, and the Company and its subsidiaries do not provide in connection with such Investment Accounts, to any Client or Intermediary any advice or services with respect to Market Timing or Late Trading in violation of stated policies and/or guidelines of any investment company, fund or other collective investment vehicle (whether registered under applicable Legal Requirements or not) under applicable Legal Requirements regarding frequency, timing or late trading of shares.
     (1) “Late Trading” means effecting purchases or sales of shares in any investment company, fund or other collective investment vehicle (whether registered under applicable Legal Requirements or not) after its net asset value per share has been determined at such previously determined net asset value per share.
     (2) “Market Timing” means effecting purchases or sales of shares in any investment company, fund or other collective investment vehicle (whether registered under applicable Legal Requirements or not) with a view to profiting from short-term movements in the securities markets.
     (g) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Sellers, any Client has requested or obtained or relies upon any exemptive order or no-action relief specifically addressed to the Company (or any affiliate thereof) from any Legal Requirements with respect to any Client relationship. Neither the Company nor any of its subsidiaries has any requests pending for any such orders or relief.
     (h) There are no arrangements pursuant to which the Company or any of its subsidiaries pays for any products or services out of commissions or credits it receives in connection with the execution of portfolio transactions in Investment Accounts (so-called “soft dollar” arrangements).
     (i) All agreements, arrangements, and services of the Company or any of its subsidiaries relating to margin loans or any other extensions of credit to Clients are in full compliance with all governing contracts, policies and procedures, and applicable Legal Requirements and have been secured by valid liens on, and security interests in, invested assets having a value sufficient to cause such loans or extensions of credit to conform to such contracts, policies and procedures, and applicable Legal Requirements.
     (j) The Company’s and its subsidiaries’ books and records are accurate and complete in all material respects and contain all of the documents and information required by applicable Legal Requirements and the Company’s and its subsidiaries’ written procedures and policies. Such books and records reflect full and current reconciliation of all financial information for each Client. The Company and its subsidiaries have prepared all Client account statements required by applicable Legal Requirements and the governing documents pertaining to such Client relationships. The financial information in such account statements is accurate and complete in all material respects, and such account statements have been sent to the relevant Clients.
     4.11 Material Contracts.
     (a) Section 4.11 of the Disclosure Letter sets forth a list of all of the following contracts and agreements to which the Company or any of its subsidiaries is a party, or by which any of their respective properties or assets are subject, whether written or unwritten, and which are valid and in force as at the date of this Agreement (collectively, the “Material Contracts”):
     (1) any purchase order, agreement, or commitment to purchase or sell any products or services that either (A) is not performable within six months or (B) is not terminable by the Company or any of its subsidiaries without payment or penalty upon 30 days’ notice;
     (2) any loan agreement, promissory note, indenture, letter of credit, or other agreement or instrument evidencing or providing for the borrowing of money, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any agreement or instrument guaranteeing any indebtedness, letters of credit, or obligations to pay the deferred purchase price of property (other than normal trade payables) or to reimburse the maker of any letter of credit or banker’s acceptance or any endorsement of any promissory note, bill of exchange, or other negotiable instrument (other than endorsements of negotiable instruments for collection in the ordinary course of business);
     (3) any agreement guaranteeing any obligations of any person;

     (4) any joint venture, partnership, or other arrangement involving a sharing of profits, other than the Organizational Documents;
     (5) any sales agency, advertising, promotional or distribution agreement;
     (6) any non-competition, non-solicitation, confidentiality, or similar agreement, other than in the ordinary course of business;
     (7) any agreement with any of the Sellers or their affiliates, other than the Organizational Documents;
     (8) any agreement for the sale of any material assets;
     (9) any mortgage, deed of trust, security agreement, or other agreement creating a Lien on any assets of the Company or its subsidiaries, including any capital lease;
     (10) any lease (either as lessor or lessee) of personal property;
     (11) any intellectual property agreement including compulsory licenses;
     (12) to the extent not required to be listed under clause (11), any agreement relating to information technology, including any software licenses (other than non-negotiated licenses of off-the-shelf software where the aggregate value of all licenses of the same or similar software is less than $50,000);
     (13) any material agreement for capital expenditures;
     (14) any agreement or arrangement with a labor or human resources service company; and
     (15) any other agreement that was not entered into in the ordinary course of business.
     (b) (1) all Material Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws related to the enforcement of creditors’ rights or by general principles of equity; (2) neither the Company nor any of its subsidiaries is in breach of any Material Contract; (3) no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company or any of its subsidiaries; (4) to the knowledge of the Sellers, no other party to a Material Contract is in breach thereof; and (5) to the knowledge of the Sellers, no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under a Material Contract by or in respect of any other party to the Material Contract.
     (c) Correct and complete copies of each written Material Contract and summaries of each unwritten Material Contract have been provided by the Sellers to the Buyer.
     4.12 Employees; Employee Benefits.
     (a) Section 4.12 of the Disclosure Letter sets forth a list of all employees employed by the Company and its subsidiaries as of the date of this Agreement (the “Employees”) and all independent contractors engaged by the Company and its subsidiaries as of the date of this Agreement, disclosing, to the Sellers’ knowledge, the following details in respect of each:
     (1) name;
     (2) date of birth;
     (3) date of commencement of employment or of the independent contractor relationship;
     (4) position;
     (5) whether full-time or part-time; and
     (6) place of work.
A list of all remuneration payable and other benefits provided or which the Sellers are bound to provide (whether on or after the date of this Agreement) in respect of each of the Employees or independent contractors has been provided to the Buyer.
     (b) True and correct copies of the standard form of each agreement or other document of the following that covers any Employee, independent contractor with respect to the Company or any of its subsidiaries as of the date of this Agreement to which the Company or any of its subsidiaries contributes or has an obligation to contribute, or with respect to which the Company or any of its subsidiaries has any liability, including the Mandatory Provident Fund (collectively, the “Company Schemes”):
     (1) employment or service contracts;
     (2) collective bargaining or similar agreements;
     (3) commission, incentive, or bonus schemes or arrangements;

     (4) superannuation schemes;
     (5) profit sharing schemes;
     (6) deferred compensation schemes;
     (7) medical, dental, disability, life, or health insurance schemes or other welfare scheme;
     (8) stock purchase, stock option, phantom stock, or other equity-based compensation scheme;
     (9) severance agreements, schemes, or policies; and
     (10) all other material employee fringe benefits,
have been provided by the Company to the Buyer (including copies of any trust agreement, insurance contract or other funding investment for any of the above, or any service contract for any of the above). Section 4.12(b) of the Disclosure Letter lists any material deviations from the standard forms of agreement described above.
     (c) With respect to each Company Scheme:
     (1) such scheme has been established and administered in accordance with its terms, and in material compliance with applicable Legal Requirements;
     (2) if such scheme is required to be registered or approved by any Governmental Entity, the scheme has been so registered or approved, and nothing has occurred, whether by action or failure to act, that would cause the loss of such registration or approval;
     (3) such scheme does not provide coverage or benefits to the employee of any employer other than the Company or a subsidiary of the Company;
     (4) with respect to any scheme that is required to file an annual or other periodic report with any Governmental Entity, the Company has provided to the Buyer the filings made with such Governmental Entity for the most recent three years; and
     (5) with respect to any scheme that is required to be registered or approved by any Governmental Entity, the Company has provided to the Buyer the most recent registration or approval letter received from such Governmental Entity with respect to such scheme.

     (d) No Company Scheme provides any medical, dental, disability, life, health or other welfare benefits to any former employee of, or independent contractor with respect to, the Company or any of its subsidiaries.
     (e) The Company and its subsidiaries are in full compliance with all Legal Requirements to establish and fund a Company Scheme, or to make contributions or other payments to any Governmental Entity in connection with a benefit scheme or program operated by such Governmental Entity.
     (f) To the knowledge of the Sellers, there are no pending investigations by any Governmental Entity involving the Company Schemes and no threatened or pending claims, suits, arbitrations or proceedings against any Company Scheme asserting any rights or benefits under any Company Scheme that could give rise to any material liability to the Company or its subsidiaries.
     (g) There has been no event that has occurred, and no condition that exists, with respect to any Company Scheme that would subject the Company or any of its subsidiaries, either directly or indirectly, to any tax, fine, Lien, penalty, or other liability imposed by applicable Legal Requirements.
     (h) No Employee of the Company or any of its subsidiaries is absent or scheduled to be absent from work due to a leave (whether paid or unpaid), including disability leave, otherwise than in accordance with their respective contracts of employment.
     (i) None of the Company’s or its subsidiaries’ Employees or independent contractors engaged by the Company or its subsidiaries as at the date of this Agreement, including the list of responsible officers set forth in Section 4.12(i) of the Disclosure Letter (“Responsible Officers”), has given notice terminating his or her contract of employment or engagement with the Company or its subsidiaries.
     (j) None of the Employees of the Company or any of its subsidiaries, including the Responsible Officers, is under notice of dismissal, nor is there any liability outstanding to any Employee or independent contractor engaged by the Company or its subsidiaries as at the date of this Agreement or any former employee employed by the Company or its subsidiaries on or after July 1, 2003, or any individual formerly engaged on the same basis as an independent contractor engaged by the Company or its subsidiaries on or after July 1, 2003, or, to the knowledge of Sellers, any employee or independent contractor engaged by the Company or its subsidiaries prior to July 1, 2003, except for remuneration or other benefits accruing due, and no such remuneration or other benefit that has fallen due for payment has not been paid.
     (k) The consummation of the transactions contemplated in this Agreement will not result in any new or increased obligations to Employees of the Company or any of its subsidiaries, including severance pay due to a change of control, increased vesting or benefit accruals, or guarantees of employment, or restrictions on changes in terms or conditions of employment for any period following a change of control.
     (l) With respect to all Employees and former employees employed by the Company or its subsidiaries on or after July 1, 2003, each of the Company and its subsidiaries: (1) is in compliance with all applicable Legal Requirements respecting labor and employment, employment practices, terms and conditions of employment and wages and hours; (2) has withheld and reported in a timely manner all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (3) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (4) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice).
     (m) There are no actions, suits, claims, labor disputes, arbitrations, or grievances pending relating to any labor, safety or discrimination matters involving any Employee or former employee who was employed by the Company or any of its subsidiaries, nor, to the knowledge of the Sellers, have any such claims or actions been threatened.
     4.13 Intellectual Property.
     (a) “Intellectual Property” means all patents, trademarks and service marks (including rights in unregistered/common law marks), trade names, trade dress, Internet domain names, copyrights, trade secrets, know-how (including inventions, designs and processes not patented, computer programs and technical data), and all other proprietary and intellectual property rights.
     (b) Neither the Company nor any of its subsidiaries owns any Intellectual Property. Other than those non-exclusive licenses in relation to the Information Technology Systems that are set forth on Section 4.11(a)(11) or Section 4.11(a)(12) of the Disclosure Letter and other than the license granted pursuant to Section 6.13, neither the Company nor any of its subsidiaries has any licenses to use any Intellectual Property.
(c) (1) Since January 1, 2004, the Company and its subsidiaries have had the right to use, and upon the consummation of the transactions contemplated by this Agreement will have the right to use, without any obligation or liability whatsoever to make any payments by way of royalties, fees, or otherwise, all material Intellectual Property used in the operation of the business of the Company and its subsidiaries or necessary for the ordinary course of business of the Company and its subsidiaries. The Company and its subsidiaries have not infringed upon or violated any Intellectual Property rights of any third parties.

     (2) No claims or proceedings are pending or, to the knowledge of the Sellers are threatened, against the Company or any of its subsidiaries, alleging that either the Company or any of its subsidiaries has infringed upon or otherwise violated, or caused or induced any clients to infringe upon or otherwise violate, any known right or claimed right of any person under or with respect to any Intellectual Property of any other Person.
     (3) Since January 1, 2004, neither the Company nor any of its subsidiaries has used any confidential information or trade secrets in violation of the rights of third parties.
     (4) To the knowledge of the Sellers, neither the Company nor any of its subsidiaries has disclosed to any person not obligated to maintain the confidentiality thereof any material trade secret or other Intellectual Property the value of which is contingent upon confidentiality without securing an appropriate confidentiality agreement, and to the knowledge of the Sellers there have been no material violations since January 1, 2004 of any such confidentiality obligations owed to the Company or any of its subsidiaries.
     (5) Neither the Company nor any of its subsidiaries has entered into any covenant not to compete, trademark agreement, patent agreement, or other contract (other than pursuant to a license described in Section 4.11 of the Disclosure Letter or the non-disclosure of which therein would not constitute a misrepresentation under Section 4.11) limiting or purporting to limit the ability of the Company or any of its subsidiaries to transact business in any market or geographical area or with any person.
     4.14 Computer Software.
     (a) (1) “Proprietary Software” means computer software (whether general or special purpose) that is used or relied on by the Company or any of its subsidiaries for its operations that the Company or any of its subsidiaries (either directly or through a third party) has developed, customized, or enhanced, or is in the process of doing the same. For the purpose of clarity, “off the shelf” computer software does not constitute “Proprietary Software,” but customizations or enhancements to “off the shelf” computer software do constitute “Proprietary Software.”
     (2) “Information Technology Systems” means any combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks) and other similar or related items of automated, computerized, or software systems and any other networks or systems and related services that are used or relied on by the Company or any of its subsidiaries.
     (b) Section 4.14(b) of the Disclosure Letter lists all material Proprietary Software that is used by the Company or any of its subsidiaries or that is under development by the Company or any of its subsidiaries. Such material Proprietary Software functions for its intended uses. To the knowledge of the Sellers, the documentation and the source code with its embedded commentary, descriptions, and indicated authorship, the specifications and the other informational materials that describe the operations, functions, and technical characteristics applicable to the Proprietary Software disclosed in Section 4.14(b) of the Disclosure Letter are sufficient to permit the Company and its subsidiaries to support and maintain their businesses as currently conducted. The Company and its subsidiaries are entitled, and will remain entitled for a period of 60 days after the Closing Date, to use all Proprietary Software and all other computer software that is used or relied on by the Company or any of its subsidiaries for its operations pursuant to licenses granted to the Company or its subsidiaries by the owner or licensee of such software.
     (c) The Company and its subsidiaries have taken reasonably prudent actions to protect the data contained in the Information Technology Systems directly related to the business of the Company and its subsidiaries and to protect against (1) any protective, encryption, security, or lock-out devices that might in any way interrupt, discontinue, or otherwise adversely affect the use of such Information Technology Systems; and (2) any so-called computer viruses, worms, trap or back doors, Trojan horses, or any other instructions, codes, programs, data, or materials (collectively, “Malicious Instructions”) that could improperly interfere with the operation or use of such Information Technology Systems.
     (d) None of the Information Technology Systems related to the business of the Company and its subsidiaries has experienced material bugs, failures, breakdowns, continued substandard performance, Malicious Instructions, data losses, data-integrity problems, hacking attempts, or security breaches since January 1, 2004 that have caused any substantial disruption or interruption in or to the use of any such Information Technology Systems.
     4.15 Labor Disputes. There are no strikes, work stoppages, or slowdowns or labor disputes or claims of unfair labor practices pending or, to the knowledge of the Sellers, threatened against the Company or any of its subsidiaries. No employees of the Company or any of its subsidiaries are union employees or otherwise subject to any collective bargaining agreement or other union or association contract. No union or association organizing or election activities involving any non-union employees of the Company or any of its subsidiaries are in progress or, to the knowledge of the Sellers, have been threatened since January 1, 2004.
     4.16 Finders or Investment Bankers.
     (a) None of the Sellers (or any of their officers, directors, or affiliates), the Company, or any of its subsidiaries has employed or will employ any investment banker, business consultant, financial adviser, broker, or finder in connection with the transactions contemplated by this Agreement, save for the requirement under the Listing Rules for Goldbond Group to appoint an independent financial adviser or any other adviser in accordance with and for the purposes set out in the Listing Rules. The fees and expenses of any such adviser appointed by Goldbond Group in accordance with the Listing Rules shall be paid by Goldbond Group.
     (b) Except as otherwise provided herein, all fees and expenses of each attorney, accountant, and other professional that shall have advised or represented, or been engaged by, the Company, any of its subsidiaries, or any of the Sellers or the Principals in connection with the negotiation of this Agreement and transactions contemplated hereby shall be paid by the Sellers.
     4.17 Insurance. Section 4.17 of the Disclosure Letter sets forth a list of all insurance policies taken by the Company and its subsidiaries and the amount of coverage of and risks insured by such policies. Such insurance policies provide all coverage required by applicable Legal Requirements and the terms and conditions of Real Property Leases (if applicable).
     4.18 Real Estate.
     (a) Neither the Company nor any of its subsidiaries owns, or has ever owned, any real property.
     (b) (1) Section 4.18(b) of the Disclosure Letter identifies all leases and other arrangements (the “Real Property Leases”) under which, as at the date of this Agreement, the Company or any of its subsidiaries uses, occupies, or has the right to use or occupy, now or in the future, any real property (the building space and other improvements covered by the Real Property Leases being collectively called the “Leased Real Property”). The Leased Real Property is the only real property occupied by the Company or any of its subsidiaries.
      (2) The Real Property Leases are valid, binding, in full force and effect, and enforceable in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity); all rent and other sums and charges payable by the Company or any of its subsidiaries as tenant thereunder are current and not delinquent; no notice of default or termination under the Real Property Leases is outstanding; neither the Company nor any of its subsidiaries (and, to the knowledge of the Company, no other party) is in material breach of any of the Real Property Leases, and no termination event or condition or uncured default on the part of the Company or any of its subsidiaries exists under any of the Real Property Leases and, to the knowledge of Sellers, no event has occurred and no condition exists that constitutes or, with the giving of notice or the lapse of time or both, would constitute, such a material default or termination event or condition.
     (3) The Sellers have provided to the Buyer correct and complete copies of the Real Property Leases.

     (4) The use and occupancy by the Company and its subsidiaries of the Leased Real Property is in compliance in all material respects with all applicable Legal Requirements.
     (5) The consummation of the transactions contemplated by this Agreement will not constitute a default or event of default under any of the Real Property Leases.
     (6) Neither the Company nor any of its subsidiaries has contested any operating costs, real estate taxes or assessments or other charges payable by the tenant under any Real Property Lease; to the knowledge of the Sellers there are no rights of first refusal, first options, or other rights held by the Company or any of its subsidiaries with respect to any Real Property Lease or the Leased Real Estate affected by such Real Property Lease that are not contained within the Real Property Lease; and neither the Company nor any of its subsidiaries has exercised any option or right to terminate, renew, or extend or otherwise affect the rights or obligations of the tenant under any Real Property Lease.
     4.19 No Undisclosed Liabilities. Other than to the extent disclosed or accrued for in the Most Recent Financial Statements, the Company and its subsidiaries have no material liabilities or obligations of any nature except: (1) liabilities and obligations incurred in the ordinary course of business since the date of the Most Recent Financial Statements; (2) liabilities and obligations set forth in, or arising under, leases, agreements, contracts, or commitments set forth in Section 4.10, 4.11, 4.12, or 4.18 of the Disclosure Letter (or the non-disclosure of which in any such Section does not constitute a breach of any representation or warranty in this Agreement); and (3) liabilities and contractual obligations resulting from pending or threatened proceedings disclosed in Section 4.8 of the Disclosure Letter (or the non-disclosure of which does not constitute a breach of any representation or warranty in this Agreement).
     4.20 Powers of Attorney. Section 4.20 of the Disclosure Letter sets forth a list of all powers of attorney granted or entered into by the Company or any of its subsidiaries that are still in effect.
     4.21 Material Clients. Section 4.21 of the Disclosure Letter sets forth a list of the top 10 Clients (based on revenues for the 12-month period ended December 31, 2006) of the Company and its subsidiaries on a consolidated basis, in the categories of investment banking, investment management, advisory, brokerage and other types of Clients. Except in connection with the completion of the project or the engagement under the applicable contract or arrangement, no such Client has:
     (a) canceled or otherwise terminated, or to Sellers’ knowledge threatened to cancel or otherwise terminate, its relationship with the Company and its subsidiaries; or

     (b) since January 1, 2007:
     (1) decreased materially, or to Sellers’ knowledge threatened to decrease or limit materially, its purchase of the Company’s or its subsidiaries’ services or products;
     (2) notified the Company or any of its subsidiaries of any material change in its arrangements with the Company and its subsidiaries; or
     (3) notified the Company or any of its subsidiaries that it intends to cease purchasing or significantly reduce its level of business with the Company and its subsidiaries.
Article 5
Representations and Warranties of the Buyer
     The Buyer represents and warrants to the Sellers as follows:
     5.1 Corporate Organization.
     (a) The Buyer is a corporation duly organized, validly existing, and in good standing under Delaware law and has all requisite organizational power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.
     (b) The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures that, individually or in the aggregate, would not be reasonably likely to materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.
     5.2 Authority; Non-Contravention.
     (a) Buyer has the organizational power and authority required to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid, and binding agreement on the part of the Buyer, enforceable against the Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

     (b) The execution, delivery, and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not (except as would not, individually or in the aggregate, materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement):
     (1) save as set out in Section 3.3(a) and other than with respect to the NYSE and the National Association of Securities Dealers (the “NASD”), require the Buyer to obtain or make any Consents, Filings, or Notices of or with any Governmental Entity or SRO;
     (2) violate any Legal Requirements or Orders of any Governmental Entity, SRO, or arbitrator applicable to the Buyer;
     (3) violate any provision of the certificate of incorporation or bylaws of the Buyer; or
     (4) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of the effect of, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any material note, bond, contract, agreement, or other instrument to which the Buyer is a party or to which it is subject.
     5.3 Investment Intent. The Buyer is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution of any of the Shares. The Buyer acknowledges that the offer and sale of the Shares have not been registered under Section 38D of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) (“Companies Ordinance”) and that the Shares may only be offered and sold or otherwise disposed of under an effective prospectus under the Section 38D of the Companies Ordinance or under an exemption therefrom.
     5.4 Pending Actions. There is no pending or, to the knowledge of the Buyer, threatened, in writing, Legal Proceeding by or before any Governmental Entity, SRO, or arbitrator against or relating to the Buyer to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would be reasonably likely to materially impair the ability of the Buyer to perform this Agreement.
     5.5 Financial Capability. On the Closing Date, the Buyer will have sufficient funds on hand to purchase the Shares on the terms contemplated by this Agreement.
     5.6 Finders or Investment Bankers. Neither the Buyer nor any of its officers, directors, or affiliates has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement to whom the Sellers or the Company could be liable for any fees or other obligations.
     5.7 No Conflict. The Buyer is not a party to any contract or under any obligation or restriction of any kind that will, after the Closing, prohibit the business of the Company and its subsidiaries from being conducted substantially as it is being conducted by the Company and its subsidiaries on the date hereof.
     5.8 SEC Reports. Since January 1, 2007, the Buyer has filed all reports, schedules, forms, prospectuses, registration statements, proxy statements, and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the United States Securities and Exchange Commission (“SEC”) under the United States Securities Exchange Act of 1934 (the “Exchange Act”) and the United States Securities Act of 1933 (the “Securities Act”) (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”). As of (a) with respect to all of the SEC Reports other than registration statements filed under the Securities Act, the respective dates of their filing with the SEC, and (b) with respect to all registration statements filed under the Securities Act, their respective effective dates, the SEC Reports complied in all material respects with the rules and regulations of the SEC under the Exchange Act and the Securities Act, and none of the SEC Reports, nor any other communication disseminated by the Buyer to its stockholders since January 1, 2007, as of their respective dissemination dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
Article 6
Covenants
     6.1 Conduct of Business.
     (a) Except as expressly contemplated by this Agreement, during the period commencing on the date hereof and ending upon the Closing, the Sellers shall cause the Company and its subsidiaries to conduct their operations only in the ordinary course of business in a manner consistent with past practices, and, without limiting the generality of the foregoing, to:
     (1) use reasonable commercial efforts to retain their employees, including the Responsible Officers and the representatives (as defined in the SFO), and preserve present business relationships with Clients, Intermediaries, customers, representatives, and others having business dealings with them;
     (2) maintain their material assets in customary repair, order, and condition;
     (3) maintain their books, accounts, and records consistent with past practices and in accordance with the principles used in the preparation of the Most Recent Financial Statements;
     (4) maintain the current insurance coverage levels upon their assets and properties and with respect to the conduct of their business; and
     (5) maintain their organizational existence in good standing.

     (b) Without limiting the generality of Section 6.1(a), except as otherwise expressly provided in this Agreement, the Sellers shall not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), permit the Company or any of its subsidiaries to:
     (1) amend their organizational documents;
     (2) authorize for issuance, issue, sell, pledge, deliver, or agree to do the same, any equity interests or any securities convertible into or exchangeable or exercisable for equity interests or redeem, purchase, or otherwise acquire any equity interests;
     (3) increase the compensation, bonuses, or benefits payable or to become payable to any of their directors, officers, employees, independent contractors, agents, or representatives, other than in the ordinary course of business consistent with past practices or as required under any Material Contract or Company Scheme;
     (4) enter into any employment agreement (other than one providing for employment at-will) with any person at the level of “analyst” or above or enter into any severance agreement with, or grant any severance or termination pay to, any of their officers, employees, or independent contractors, other than as required by any agreement in force as of the date hereof or by any applicable Legal Requirement;
     (5) acquire any person or material assets thereof, or join in any partnership, joint venture, association, or other business organization;
     (6) incur any capital expenditure that is not provided for in the Company’s current capital budget, other than in the ordinary course of business;
     (7) sell, assign, transfer, mortgage, or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of their material assets;
     (8) create, incur, or assume any indebtedness for borrowed money or guarantee any indebtedness of another person;

     (9) enter into any new real estate lease or contract (excluding renewals of existing real estate leases or contracts) that would have been a Material Contract had it been entered into on or before the date hereof or make any material change in any existing Client Contract, Intermediary Contract, Material Contract or Real Property Lease;
     (10) waive or release any legal right material to the Company and its subsidiaries, taken as a whole;
     (11) enter into, adopt, terminate, or amend any Company Scheme;
     (12) merge or consolidate with any person;
     (13) make any change in any of the accounting principles required by HKGAAP, except as required by HKGAAP, followed by them or the methods of applying such principles;
     (14) make any material change in the manner and timing of payment of trade and other payables;
     (15) make any material change in practices with respect to the collection of receivables;
     (16) declare, make, or pay to any dividend or other distribution;
     (17) pay to, or permit to be withdrawn by, any employee, director, or officer any sums or other assets, except for ordinary compensation, bonuses, and benefits and fees and ordinary expense reimbursement and similar payments;
     (18) materially increase their total number of employees; or
     (19) agree to do any of the foregoing.
     6.2 Access and Information. Between the date of this Agreement and the Closing, the Sellers shall afford the Buyer and its authorized representatives reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, books, and records of the Company and its subsidiaries (including work papers of the Company’s and its subsidiaries’ outside auditors), and shall promptly deliver or make available to the Buyer information concerning the business, properties, assets, and personnel of the Company and its subsidiaries as the Buyer may from time to time reasonably request.
     6.3 Reasonable Efforts; Additional Actions. Each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable to consummate the transactions contemplated by this Agreement, including using all reasonable efforts to:

     (a) obtain all consents, amendments to, or waivers under the terms of any Client Contracts, Intermediary Contracts, or Material Contracts;
     (b) obtain all required approvals from, and effect promptly all necessary or appropriate registrations and filings with the HKEX, the SFC and the FSA (if required);
     (c) defend any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and
     (d) fulfill the conditions to Closing set forth in Articles 8 and 9.
     6.4 Continuing Access to Records. Subject to the provisions of Section 13.8, which shall prevail where they apply, for a period of six years following the Closing Date, the Buyer shall give the Sellers reasonable cooperation, access, and staff assistance, during normal business hours upon reasonable prior notice with respect to books and records and other financial data delivered to the Buyer hereunder or in the possession of the Company or any of its subsidiaries for periods on or before Closing as may be necessary or desirable for legitimate business purposes, including the preparation of financial statements and tax returns and the defense of litigation. The Sellers agree to execute a customary confidentiality agreement regarding all such books and records and other financial data so obtained.
     6.5 Notice of Inaccuracy or Breach. Between the date of this Agreement and the Closing, each party shall give prompt notice to the other parties hereto upon becoming aware of (a) any false or inaccurate statement in any representation or warranty or in the Disclosure Letter made or provided herein or pursuant hereto by such party, (b) any development that would cause any of such party’s representations or warranties to be untrue if made as of the Closing Date, or (c) any material breach of any covenant or agreement made herein by such party. No notice under this Section 6.5 shall limit any such representation, warranty, covenant, or agreement or any remedy of any party for any breach thereof or limit any condition set forth in Article 8 or 9.
     6.6 Non-Interference. The Sellers will not take any action that is intended to discourage any Client, Intermediary, licensor, customer, supplier, employee, agent, or other business associate of the Company or any of its subsidiaries from maintaining the same business relationships with the Company and its subsidiaries after the Closing as it maintained with the Company and its subsidiaries before the Closing.
     6.7 No Shopping. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article 7, neither the Sellers nor the Principals will, and the Sellers and the Principals will cause their affiliates, representatives, the Company and its subsidiaries not to, directly or indirectly, solicit, encourage, facilitate, participate, or engage in (including by way of discussions, negotiations, or furnishing any nonpublic information concerning the businesses, properties, or assets of the Company or any of its subsidiaries), any proposal made by a person other than the Buyer for a merger or other business combination involving the Company or any of its subsidiaries, for the acquisition of any equity interest in the Company or any of its subsidiaries, or for the acquisition of a substantial portion of the assets of the Company or any of its subsidiaries.
     6.8 Non-Competition; Non-Solicitation.
     (a) From and after the Closing Date until (1) the third anniversary thereof with respect to the Outside Sellers and their related Principals or (2) the fifth anniversary thereof with respect to Armstrong and the Company Chairman, no Seller or Principal may, directly or indirectly, in any manner or capacity (other than as an employee of the Company or any of its subsidiaries or post-Closing affiliates), become employed by, participate in (as director, stockholder, officer, partner, proprietor, or venturer), or render services (including research or consulting services), advice or assistance to any entity, person or organization that derives any portion of its revenues from one or more Prohibited Activities in the Restricted Area. “Prohibited Activities” means investment banking, securities brokerage, securities trading, sales trading, investment advisory, investment management, proprietary trading, or securities research activities, including the business activities performed by any investment bank, sell-side broker dealer, mergers and acquisitions or strategic advisory firm, merchant bank, hedge fund and investment advisory firm. With respect to Armstrong and the Company Chairman only, “Prohibited Activities” also includes asset management and the business activities performed by any private equity firm, venture capital firm, or asset manager. “Restricted Area” means the People’s Republic of China (including Hong Kong Special Administrative Region and Macau Special Administrative Region), Taiwan and, with respect to the Company Chairman, any location outside of the People’s Republic of China and Taiwan in which the Company Chairman has performed service on behalf of the Company or its subsidiaries in the 36 months preceding his last day of employment with the Company or its subsidiaries (as the case may be).
     (b) Section 6.8(a) shall not, and shall not be construed to, prohibit a Seller or Principal from:
     (1) managing his or its own personal investment portfolio;
     (2) in respect of the Sellers and their related Principals other than Goldbond Group, ownership, as a passive investment, of less than 5% of the issued shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market, whether or not such corporation engages in or carries on any Prohibited Activities;
     (3) in respect of Goldbond Group, ownership of not more than 20% of the issued shares of capital stock of any private or public corporation, whether or not such corporation is listed on a national securities exchange or publicly traded in the over-the-counter market, and whether or not such corporation engages in or carries on any Prohibited Activities;
     (4) accepting employment with an entity that derives a portion (not more than 25%) of its revenues from Prohibited Activities, so long as the employment of such Seller or Principal is with an affiliate or division that does not derive any portion of its revenue from Prohibited Activities and such Seller or Principal is not rendering any service of any kind to the affiliate or division that does derive revenue from Prohibited Activities;
     (5) in respect of the Outside Sellers or their related Principals other than Goldbond Group, engaging in the activities or business of asset management and/or proprietary trading or becoming employed by, participating in (as director, stockbroker, officer, partner, proprietor or venturer), or rendering services (including research or consulting services) advice or assistance to any entity, person or organization in any country that engages in asset management and/or proprietary trading activities, so long as such entity, person or organization does not engage in any other Prohibited Activities; or
     (6) in respect of Goldbond Group, engaging in the activities or business of investment management, asset management, investment advisory or proprietary trading in any manner or form whatsoever;
     (7) in respect of Wong Wai Sum only, engaging in any of the Prohibited Activities in any manner or form whatsoever, save and except for investment banking.
     (c) From and after the Closing Date until the third anniversary thereof, no Seller or Principal may hire or offer to hire or entice away or in any other manner persuade or attempt to persuade, either in an individual capacity or as agent for another, any of the officers, employees, or agents of the Buyer, the Company, or any of their subsidiaries to discontinue their relationship with the Buyer, the Company, or any of their subsidiaries or divert or attempt to divert from the Buyer, the Company, or any of their subsidiaries business whatsoever by influencing or attempting to influence any customer or client of the Buyer, the Company, or any of their subsidiaries.
     (d) If the duration of, the scope of, or any business activity covered by, or any other parts of this Section 6.8 is held to be invalid or unenforceable, then such part shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining parts of this Section 6.8. Each Seller and Principal hereby acknowledges that this Section 6.8 will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.
     (e) Each Seller and Principal hereby acknowledges that the provisions of this Section 6.8 are reasonable and necessary to protect the legitimate interests of the Buyer and that any violation of this Section 6.8 by such Seller or Principal will cause substantial and irreparable harm to the Buyer to such an extent that monetary damages alone would be an inadequate remedy therefor. Accordingly, in the event of any actual or threatened breach of any such provisions, the Buyer will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

     6.9 Goldbond Group Shareholders Meeting.
     (a) Goldbond Group shall cause an extraordinary general meeting of its shareholders to be duly called and held as soon as practicable after the date hereof for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby. The board of directors (excluding independent non-executive directors) of Goldbond Group shall recommend to the shareholders that they vote in favor of the approval of this Agreement and the transactions contemplated hereby.
     (b) As promptly as practicable following the date hereof, Goldbond Group shall prepare a circular to the shareholders of Goldbond Group, together with a form of proxy, with respect to the meeting of shareholders. Goldbond Group (1) shall, if required, use its reasonable endeavors to have the circular cleared by the HKEX as promptly as practicable, and (2) as soon as practicable thereafter, shall cause copies of the circular and form of proxy to be mailed to its shareholders in accordance with Listing Rules and applicable Legal Requirements. The circular and form of proxy, and any related materials shall comply with the Listing Rules and applicable Legal Requirements.
     6.10 Confidentiality.
     (a) Each party undertakes to each other party that (unless the prior written consent of the other parties shall first have been obtained) it shall, and shall procure that its officers, employees, advisers and agents shall keep confidential and not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit for its or their own purposes, any of the Confidential Information of the other party. For the purposes of this Section 6.10, “Confidential Information” shall include:
     (1) the existence and contents of this Agreement, the Employment Agreements and any other agreement or arrangement contemplated by this Agreement or the Employment Agreements;
     (2) information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know-how, clients, suppliers, processes or affairs of the other parties;
     (3) any information which is expressly indicated to be confidential or is imparted by any party to any other party in circumstances importing an obligation of confidence and which any party may from time to time receive or obtain (orally or in writing or in disk or electronic form) as a result of entering into, or performing its obligations pursuant to, this Agreement or otherwise, provided, however, that with effect on and from Closing, information of the nature described in Section 6.10(a)(2) relating to the Company and its subsidiaries will cease to constitute “Confidential Information” so far as the Buyer is concerned but in each case such information will continue to remain “Confidential Information” for the other parties; provided further however that in no event shall any disclosure, use or exploitation of such information be made by any party if such party is aware that the use of such information would constitute or result in a breach of any obligation owed by any other party to any third person.
     (b) The prior written consent referred to in Section 6.10(a) shall not be required for disclosure by a party of any Confidential Information:
     (1) to (i) its officers, employees and agents, in each case, to the extent required to enable such party to carry out its obligations under this Agreement, and (ii) its affiliates, who shall in each case be made aware by such party of its confidentiality obligations under this Agreement and shall be required by such party to observe the same restrictions on the use of the relevant information as are contained in this Section 6.10;
     (2) to its professional advisers who are bound to such party by a duty of confidence which applies to any information disclosed;
     (3) to the extent required by the Listing Rules or applicable Legal Requirements or by the regulations of governmental, regulatory or supervisory authority or agency or statutory body to which such party is subject or pursuant to any order of court or other authority or tribunal or in defense of any third-party claim or the contest of any Tax claim (in which case Section 6.10(c) shall apply);
     (4) to the extent that the relevant Confidential Information (other than personally identifiable information) is in the public domain otherwise than by breach of this Agreement by such party; or
     (5) which that party can prove that it lawfully possessed prior to obtaining it from any other party hereto; provided, however, that no Seller may take advantage of this clause (5) with respect to Confidential Information of the Company or any of its subsidiaries.
     (c) If a party becomes required, in circumstances contemplated by Section 6.10(b)(3), to disclose any Confidential Information such party shall give to the other parties such notice as is practical in the circumstances of such disclosure and shall co-operate with the other party, having due regard to the other party’s views, and take such steps as the other party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.
     (d) Notwithstanding anything to the contrary in this Section 6.10, the parties acknowledge and agree that:
     (1) the Buyer may disclose this Agreement and its terms to the SEC for filing on the SEC’s public Internet site; and

     (2) Goldbond Group, the Company and the Licensed Persons may disclose this Agreement and its terms to the HKEX, the SFC and any other Governmental Entity or SRO in accordance with the Listing Rules and applicable Legal Requirements.
     (e) Following disclosure permitted by Section 6.10(d), neither this Agreement nor its terms shall constitute “Confidential Information.”
     6.11 Certain Practices. Prior to the Closing Date, the Sellers shall, in consultation with the Buyer, cause the Company and its subsidiaries to reasonably and appropriately address and implement the recommendations set forth in the report of PricewaterhouseCoopers dated April 2007.
     6.12 Employee Bonuses. Prior to the Closing Date, the Sellers shall cause the Company to accrue cash bonuses to certain employees of the Company in the aggregate amount of $1 million, with each such employee to receive the amount set forth opposite his or her name on Schedule 6.12 hereto. Buyer shall cause the Company to pay such bonuses to such employees as promptly as practicable following the Closing.
     6.13 License.
     (a) Goldbond Capital Investment Holdings Limited (the “Licensor”) grants to the Company, and/or shall procure the grant to the Company of, a limited, non-exclusive, non-transferable license, with no right to sub-license (other than to its subsidiaries),
     (1) to use the GOLDBOND mark and any Chinese language equivalents (the “Mark”), including that which are covered by the Hong Kong Trade Marks Registry, Intellectual Property Department, Registrations No. 16366 of 2003, B11636 of 2003, B13545 of 2003, 00547 of 2004 and B00655 of 2004 in the territories in which the Company and its subsidiaries carry on business as of the Closing Date for a period beginning on the Closing Date and concluding six months thereafter (the “License Period”) solely in connection with the business carried on by the Company and its subsidiaries as of the Closing Date. Without limiting the generality of the foregoing, during the License Period the Company shall have the right to market its financial and business services using the Mark and allow its subsidiaries to do the same; and
     (2) to use the name “Goldbond” as part of the internet domain names “goldbondgroup.com”, “goldbonditrade.com”, “goldbonditrade.com.hk” and “goldbonditrade.hk” and related URLs (the “Domain Names”) for a period beginning on the Closing Date and concluding twelve months thereafter (the “Domain Name License Period”) solely in connection with the business carried on by the Company and its subsidiaries as of the Closing Date.

     (b) The Buyer and the Company acknowledge that the Licensor is the owner of all rights, title and interest in and to the Mark in Hong Kong and the applications for registration of the Mark listed in Section 6.13(a) and is the owner of the goodwill attached, or which shall become attached, to the Mark. At no time will the Buyer or the Company claim any ownership of the Mark or the goodwill associated with the Mark. The Buyer and the Company acknowledge and agree that the Company has been extended only a permissive right to use the mark as provided in this Section 6.13, which is not coupled with any ownership interest. The Buyer and the Company agree that they will not challenge the title of the Licensor to the Mark, or take any action that challenges the Mark.
     (c) Upon providing prior written notice of termination to the Buyer and the Company, the Licensor may terminate the Company’s use of the Mark at any time if the Buyer or the Company breaches, defaults or fails to perform any of its respective covenants, obligations and agreements contained in this Section 6.13 and such breach, default or failure to perform is not cured within 30 days of the receipt by the Buyer and the Company of a written notice from the Licensor setting out details of the breach and requiring it to be remedied.
     (d) Upon the expiration or termination of the license granted under Section 6.13(a), all licenses granted to the Company in respect of the Mark shall immediately terminate and the Buyer shall procure that Company and all its subsidiaries immediately cease use of the Mark or otherwise benefiting therefrom, and shall have no further rights with respect thereto.
     (e) During the License Period and the Domain Name License Period, the Buyer shall, and shall procure that the Company shall:
     (1) not register in any jurisdiction any trademarks, service marks, trade names (whether registered or unregistered), services names, brand names, brand marks, Internet domain names, identifying symbols, logos, emblems, signs or insignia (“IP marks”) either confusingly similar to or consisting in whole or in part of the Mark, or which would tend to dilute the distinctiveness of the Mark and shall not register the Mark in any jurisdiction or register any IP marks identical to the Mark;
     (2) use the Mark in accordance with good trademark practice to preserve and promote the goodwill and reputation associated with the Mark and ensure that the Company’s use of the Mark shall not reflect adversely upon the reputation of the Licensor or any of its affiliates;
     (3) not do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill of the Mark;

     (4) inform the Licensor promptly upon becoming aware of any infringement of the Mark and co-operate as the Licensor may reasonably request in relation thereto;
     (5) not modify the Mark in any form or manner whatsoever;
     (6) not do any act which would jeopardize or invalidate any registration of the Mark;
     (7) not sub-license the Mark or grant any interest or other rights whatsoever in the Mark to any party (other than to its subsidiaries); and
     (8) on request, give to the Licensor any information as to the use of the Mark which the Licensor may reasonably require and render any assistance (at Licensor’s cost) reasonably required by the Licensor in maintaining any registration of the Mark.
     (f) The Buyer shall indemnify the Licensor from and against all Damages sustained by the Licensor arising out of or resulting from the use of the Mark by the Company or any of its subsidiaries following the Closing in any manner inconsistent with the provisions of this Section 6.13.
     6.14 No Association. The Buyer shall not, and shall procure that each of its affiliates shall not, represent itself or permit itself to be held out as being in any way connected with or interested in the business of any of the Sellers or the Principals or any of their affiliates.
     6.15 Certain Offices. Prior to the Closing Date, the Sellers shall effect each of the matters listed on Schedule 6.15 hereto.
Article 7
Termination
     7.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Closing:
     (a) by mutual written agreement of the Buyer and the Sellers;
     (b) by the Sellers, if the Buyer has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach cannot reasonably be cured within 30 days and such breach is not cured within 30 days of the receipt by the Buyer of a written notice from the Sellers setting out details of the breach and requiring it to be remedied;
     (c) by the Buyer, if the Sellers have breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, which breach cannot reasonably be cured within 30 days and such breach is not cured within 30 days of the receipt by the Sellers of a written notice from the Buyer setting out details of the breach and requiring it to be remedied;
     (d) by the Sellers if the Closing Date shall not have occurred on or before December 31, 2007 for any reason other than the failure of the Sellers to perform their obligations hereunder in any material respect or the breach by the Sellers of their representations or warranties contained in this Agreement in any material respect;
     (e) by the Buyer if the Closing Date shall not have occurred on or before December 31, 2007 for any reason other than the failure of the Buyer to perform its obligations hereunder in any material respect or the breach by the Buyer of its representations or warranties contained in this Agreement in any material respect; or
     (f) by the Buyer if the Independent Shareholders shall not have approved this Agreement and the transactions contemplated hereby, as contemplated by Section 8.7(a), at the first meeting of shareholders convened with respect thereto in accordance with Section 6.9.
     7.2 Procedure and Effect of Termination.
     (a) Upon termination of this Agreement under Section 7.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement (other than the provisions of Sections 4.16, 5.6, 6.10 and Articles 7 and 14) shall terminate without further action by any of the parties.
     (b) If this Agreement is terminated as provided herein, (1) no party shall have any liability or further obligation to any other party to this Agreement, except with respect to Sections 4.16, 5.6, and 6.10 and Articles 7 and 14 and except to the extent the termination is the result of a willful breach by the party of a representation, warranty, or covenant contained in this Agreement, in which case the non-breaching party may pursue any legal or equitable remedies to which it may be entitled; and (2) the Confidentiality Agreement dated as of October 4, 2006 between the Company and the Buyer shall remain in full force and effect in accordance with its terms.
Article 8
Buyer’s Closing Conditions
     The obligation of the Buyer to complete the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of all of the following conditions, any of which may be waived in writing by the Buyer:
     8.1 Representations. Each of the representations and warranties in Articles 3, 4, and 13 qualified by materiality or Material Adverse Effect shall be true and correct in all respects at the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent any such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date. Each of the other representations and warranties in Articles 3, 4, and 13 shall be true and correct in all material respects at the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent any such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
     8.2 Covenants. The Sellers shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by them at or before the Closing.
     8.3 No Material Adverse Effect. Since the date of the Most Recent Financial Statements, there shall not have occurred any condition, circumstance, event, or occurrence that, individually or in the aggregate, has resulted or would be reasonably likely to result in a Material Adverse Effect.
     8.4 Company Valuation. The Company Valuation shall have been finally determined in accordance with Section 1.3.
     8.5 Certificates.
     (a) The Buyer shall have been provided with a certificate executed by the Company Chairman confirming the satisfaction of the conditions set forth in Sections 8.1 (other than the reference to Article 4 therein) through 8.3.
     (b) The Buyer shall have been provided with a certificate executed by each Seller, only as to such Seller and not as to any other Seller, in each case confirming the satisfaction of the condition set forth in Sections 8.1 (only with respect to the reference to Article 3 therein) and 8.2.
     8.6 No Material Judgment or Order. There shall not be at the Closing any Order of any Governmental Entity or SRO, or any Legal Requirement, that would (a) prohibit the consummation of the transactions contemplated by this Agreement or (b) subject the Buyer to any penalty upon the consummation of the transactions contemplated by this Agreement. There shall be no action, suit, or other proceeding brought by any Governmental Entity, SRO, or other person that is pending and seeks to prohibit the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.
     8.7 Regulatory Matters.
     (a) All necessary approvals from shareholders of Goldbond Group shall have been obtained, including Goldbond Group having convened an extraordinary general meeting at which resolutions shall have been duly passed by the shareholders of Goldbond Group other than those shareholders required to abstain from voting on such matters pursuant to the Listing Rules or by the HKEX (“Independent Shareholders”) to

approve the entering into and consummation of the transactions contemplated by this Agreement.
     (b) All required Consents, Filings, and Notices shall have been obtained from or made to the HKEX, the SFC, the FSA (if required), the NYSE, and the NASD.
     8.8 Employment Agreements. Each of the Employment Agreements shall be in full force and effect.
     8.9 Real Estate Lease. Wah Link Investments Limited, Golden Palms Development Limited and the Company shall have entered into a lease relating to the premises at Units 3901A, 3901B and 3902, 39th Floor, Tower One, Lippo Centre, No. 89 Queensway, Hong Kong in substantially the form attached as Exhibit C hereto.
Article 9
Sellers’ Closing Conditions
     The obligation of the Sellers to complete the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of all of the following conditions, any of which may be waived in writing by the Sellers:
     9.1 Representations. Each of the representations and warranties in Article 5 qualified by materiality shall be true and correct in all respects at the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent any such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date. Each of the other representations and warranties in Article 5 shall be true and correct in all material respects at the date hereof and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent any such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
     9.2 Covenants. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer at or before the Closing.
     9.3 Certificate. The Sellers shall have been provided with a certificate executed by a duly authorized officer of the Buyer confirming the satisfaction of the conditions set forth in Sections 9.1 and 9.2.
     9.4 No Material Judgment or Order. There shall not be at the Closing any Orders of any Governmental Entity or SRO, or Legal Requirements that would (a) prohibit the consummation of the transactions contemplated by this Agreement or (b) subject the Sellers to any penalty upon the consummation of the transactions contemplated by this Agreement. There shall be no action, suit or other proceeding brought by any Governmental Entity, SRO or other person that is pending and seeks to prohibit the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.
     9.5 Regulatory Matters.
     (a) All necessary approvals from the shareholders of Goldbond Group (including the Independent Shareholders) shall have been obtained.
     (b) All required Consents, Filings, and Notices shall have been obtained from or made to the HKEX, the SFC, and the FSA (if required).
     9.6 Company Valuation. The Company Valuation shall have been finally determined in accordance with Section 1.3.
Article 10
Post-Closing Obligations
     10.1 Replacement Loan. The Company and Goldbond Group shall terminate the existing HKD40 million loan granted by Goldbond Group to the Company effective as of the Closing Date, and the Buyer or one of its affiliates shall as soon as practicable grant a HKD40 million loan to the Company.
     10.2 Transfer Taxes. The Buyer on the one hand, and Sellers, on a pro rata basis in accordance with each Seller’s Proportionate Interest, on the other hand, shall each pay one-half of all sales, use, value-added, business, goods and services, transfer, documentary, conveyance, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Shares under this Agreement (including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any and all fines, penalties, interest, and additions to Tax with respect thereto) (“Transfer Taxes”), and the Sellers and the Buyer shall cooperate in a timely manner in making all filings, returns, reports, and forms as may be required to comply with the provisions of laws related to Transfer Taxes. The Sellers and the Buyer agree that, upon request, they shall use their reasonable best efforts to obtain any certificates or other documents from any Governmental Entity or any other persons as may be necessary or helpful to mitigate, reduce, or eliminate any Transfer Taxes that would otherwise be imposed with respect to the transactions contemplated by this Agreement.
     10.3 Change of Name.
     (a) Upon Closing, the Buyer undertakes to take immediate steps to change the names of the Company and its subsidiaries to a name not including the word “Goldbond” and/or and effect the change of names prior to the expiry of the License Period.
     (b) Save to the extent provided in Section 6.13(a)(2), on and from the expiry of the License Period, the Buyer shall not, and shall procure that each of its affiliates shall not, use those names, trademarks, and logos of Goldbond Group set forth on Schedule 10.3 hereto (the “Prohibited Marks”), whether in English or Chinese, or derivative terms of the Prohibited Marks that are likely to be confused with the Prohibited Marks, in any form whatsoever.
     (c) On and from the expiry of the Domain Name License Period, the Buyer shall, and shall procure that its affiliates, the Company and its subsidiaries shall:
     (1) cease the use of the Domain Names and any other internet domain names which contain the word “Goldbond” and procure the transfer of all of the rights and benefits in and to such domain names to Goldbond Group; and
     (2) change the Domain Names and all other internet domain names used by the Company and its subsidiaries to a name which does not contain the word “Goldbond”.
     (d) The Buyer shall, and shall procure that its affiliates, the Company and its subsidiaries shall execute and deliver all such documents and instruments and do all such acts and things as may be reasonably requested in writing by the Licensor and/or Goldbond Group to give effect to the provisions of this Section 10.3.
Article 11
Indemnification
     11.1 Survival of Representations and Warranties.
     (a) All statements contained in this Agreement, in the Disclosure Letter, or in any certificate or instrument delivered by or on behalf of any party under this Agreement at Closing shall, as applicable, be deemed to be representations and warranties of the applicable party hereunder.
     (b) The representations and warranties of the parties hereunder shall survive until the second anniversary of the Closing Date, except that the representations and warranties in Sections 4.7, 4.10(f), 4.10(g), and 4.10(i) shall survive until the third anniversary of the Closing Date with respect to Armstrong only. The survival periods provided in this Section 11.1 shall be without regard to any investigation by any of the parties. The expiration of the applicable survival period of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a notice, properly given in compliance with Section 11.4, to the indemnifying party before such expiration of the applicable survival period; provided always that no party shall be entitled to make any claim whatsoever under this Agreement unless a claim is made before the second anniversary of the Closing Date, or, in respect of the representations and warranties in Section Sections 4.7, 4.10(f), 4.10(g), and 4.10(i) in relation to Armstrong only, before the third anniversary of the Closing Date.
     (c) The Escrow Agent shall hold the Escrow Amount for a period of 24 months (subject to the resolution of any claims against the Escrow Fund then pending) pursuant to the Escrow Agreement; provided that, upon the earlier to occur of (1) the

Buyer’s receipt of the report of its outside auditors relating to the financial statements of the Company and its subsidiaries for the year ending December 31, 2008 and (2) April 30, 2009, the Escrow Fund shall be reduced to an amount equal to $5 million plus the stated value of any claims against the Escrow Fund then pending, and any excess of the Escrow Fund over such amount shall be distributed to the Outside Sellers pursuant to the Escrow Agreement.
     (d) The Escrow Amount plus any income or dividends earned thereon is referred to as the “Escrow Fund.”
     11.2 Indemnity.
     (a)Subject to the other provisions of this Article 11, from and after the Closing, each Seller, on a pro rata basis in accordance with such Seller’s Proportionate Interest with respect to each and every claim under this Agreement, shall indemnify the Buyer, Piper Jaffray & Co., a Delaware corporation and wholly owned subsidiary of the Buyer, the Company and its subsidiaries (collectively, the “Buyer Indemnitees”), from and against all losses, debts, liabilities, claims, demands, judgments, settlements, assessments, fines, interest, penalties, remedial actions, costs, expenses, fees (including reasonable attorneys’ fees), and other damages, whether asserted by third parties or incurred or sustained in the absence of a Third-Party Claim (collectively, “Damages”), incurred in connection with, resulting from, or arising out of (1) the breach of any representation or warranty of the Sellers set forth in Article 4 or 13 or in the related certificate delivered at the Closing pursuant to Section 8.5(a) (a “General Rep/Warranty Breach”), (2) the nonfulfillment of any covenant or agreement on the part of the Sellers set forth in this Agreement, or (3) any of the matters identified on Schedule 11.2 hereto. For the avoidance of doubt, the Buyer acknowledges that Sellers would have no obligation hereunder to indemnify any Buyer Indemnitees based on an alleged (rather than actual) General Rep/Warranty Breach; this would preclude, for example, any obligation to indemnify any Buyer Indemnitees for any Damages (including legal fees and expenses) arising from litigation or other proceedings against any Buyer Indemnitees relating to an alleged (rather than actual) General Rep/Warranty Breach.
     (b)Subject to the other provisions of this Article 11, from and after the Closing, each Seller, only as to such Seller and not as to any other Seller, shall indemnify the Buyer Indemnitees against all Damages incurred in connection with, resulting from, or arising out of the breach of any representation or warranty of such Seller set forth in Article 3 or in the related certificate delivered at the Closing pursuant to Section 8.5(b) (a “Seller Rep/Warranty Breach”). For the avoidance of doubt, the Buyer acknowledges that no Seller would have any obligation hereunder to indemnify any Buyer Indemnitees based on an alleged (rather than actual) Seller Rep/Warranty Breach; this would preclude, for example, any obligation to indemnify any Buyer Indemnitees for any Damages (including legal fees and expenses) arising from litigation or other proceedings against any Buyer Indemnitees relating to an alleged (rather than actual) Seller Rep/Warranty Breach.
     (c)Subject to the other provisions of this Article 11, from and after the Closing, the Buyer shall indemnify the Sellers and their affiliates from and against all Damages incurred in connection with, resulting from, or arising out of (1) the breach of any representation or warranty of the Buyer set forth in Article 5 or in the related certificate delivered at the Closing pursuant to Section 9.3, or (2) the nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement.
     11.3 Limitations on Warranties and Indemnity.
     (a) A party shall be entitled to indemnification under Section 11.2(a)(1) or Section 11.2(c)(1), as the case may be, only when the aggregate amount of Damages for which the indemnifying party is responsible under such Section exceeds $250,000 (and then only to the extent of such excess); provided, however, that the deductible in this Section 11.3(a) shall not apply to indemnification claims (1) for breaches of Sections 3.1, 4.2, 4.3, 4.12, 4.16, 5.6, and 13.2 (the “Specified Representations”) or (2) based on fraud or intentional misrepresentation.
     (b) From and after the Closing, and prior to the Closing if this Agreement and the transactions contemplated hereby are terminated pursuant to Section 7.1(c) due to an uncured breach of a representation or warranty by the Sellers, the maximum aggregate indemnification obligation of the Outside Sellers and their related Principals under this Agreement (including, for the avoidance of doubt, in respect of any claims made pursuant to Article 13) shall be an amount equal to 80% of the difference of (1) the Company Valuation less (2) the Audited Book Value (the “Outside Sellers Maximum Indemnification Amount”) and shall comprise a maximum aggregate indemnification obligation of each Outside Seller and its related Principal as follows:
     (1) the maximum aggregate indemnification obligation of Flourish Global Limited and Goldbond Group shall be the amount equal to the product of 0.25 times the Outside Sellers Maximum Indemnification Amount;
     (2) the maximum aggregate indemnification obligation of Goldbond Capital Investment Holding Ltd. and Wong Yu Lung, Charles shall be the amount equal to the product of 0.625 times the Outside Sellers Maximum Indemnification Amount; and
     (3) the maximum aggregate indemnification obligation of Hing Wong Finance Limited and Wong Wai Sum shall be the amount equal to the product of 0.125 times the Outside Sellers Maximum Indemnification Amount.
     (c) From and after the Closing, and prior to the Closing if this Agreement and the transactions contemplated hereby are terminated pursuant to Section 7.1(c) due to an uncured breach of a representation or warranty by the Sellers, the maximum aggregate indemnification obligation of Armstrong and the Company Chairman under this Agreement (including, for the avoidance of doubt, in respect of any claims made pursuant to Article 13) shall be an amount equal to the then-current value (determined under Section 11.5(b)(2)) of the restricted shares of Buyer Common Stock issued to Armstrong under Section 1.4. From and after the Closing, and prior to the Closing if this Agreement and the transactions contemplated hereby are terminated pursuant to Section 7.1(b) due to an uncured breach of a representation or warranty by the Buyer, the maximum aggregate indemnification obligation of the Buyer under this Agreement shall be an amount equal to the difference of (i) the Company Valuation less (ii) the Audited Book Value.
     (d) No party shall be entitled to make any claim, and no party shall be liable for any claim made under or in connection with any representation or warranty or this Agreement unless proceedings in respect of such claim shall have been commenced within 12 months of the receipt of the written notice given in accordance with Section 11.4(a) or 11.4(e) (as the case may be) or such claim shall have been satisfied, settled or withdrawn prior to the expiry of such 12-month period.
     (e) No party shall be liable under this Agreement in relation to any claim to the extent that such claim would not have arisen but for:
     (1) any admission of liability made in breach of the provisions of this Agreement; or
     (2) from and after the Closing Date, any change in ownership of a party or any of the parties or any change by any company in the accounting basis on which its assets are valued.
     (f) No party shall be liable under this Agreement to the extent that allowance, provision or reserve in respect thereof shall have been made in, or otherwise taken account of or reflected on the consolidated balance sheet accompanying the KPMG Report.
     (g) No party shall be liable under this Agreement in relation to any claim to the extent that such claim arises from or would not have arisen but for any of the following occurring after the date hereof:
     (1) a change in the law enacted or a change in any generally accepted interpretation or application of any legislation;
     (2) any increase in the rates of taxation made, or any retrospective imposition of taxation by a change in the law enacted, after the date hereof; or
     (3) any change in generally accepted accounting policies or practices introduced.
     (h) A party shall not be liable to make any payment under this Agreement until the Indemnitee has become finally liable to make payment in respect of the corresponding liability.
     (i) A party shall not be entitled to claim under this Agreement for any indirect or consequential loss or loss of profit, except in connection with a Third-Party Claim.

     (j) No party shall be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.
     (k) If, in respect of a matter giving rise to a claim under this Agreement, the Indemnitee is or may be entitled to claim under any policy of insurance, then the Indemnitee shall not make any claim in respect of such matter under this Agreement (but shall notify the Indemnitor of the claim in accordance with Section 11.4(a) or 11.4(e) (as the case may be)) unless and until the Indemnitee shall have made a claim against the insurers and used all reasonable endeavors to pursue such insurance claim. Any sums recovered under such insurance policies shall pro tanto reduce the amount that may be claimed in respect of the same matter under this Agreement.
     (l) If, in respect of a matter giving rise to a claim under this Agreement, an Indemnitee is or may be entitled to claim from another person, then such Indemnitee shall not make any claim in respect of such matter under this Agreement (but shall notify the Indemnitor of the claim in accordance with Section 11.4(a) or 11.4(e) (as the case may be)) unless and until such Indemnitee shall have made a claim against such other person and used commercially reasonable endeavors to pursue such claim. Any sums recovered from such other person shall pro tanto reduce the amount that may be claimed in respect of the same matter under this Agreement.
     (m) Without prejudice to Sections 11.3(k) and 11.3(l), if the Indemnitor makes any payment in respect of any claim under the warranties and representations or under any other provision of this Agreement or any other document referred to herein and the Indemnitee subsequently recovers or receives from another person any sum in respect of the matter giving rise to the claim or any direct or indirect benefit (including any Tax benefit), the Indemnitee shall thereupon pay to the Indemnitor an amount equal to the lesser of:
     (1) the amount paid by the Indemnitor in respect of the claim; and
     (2) the sum or benefit received from such other person.
     (n) Any breach of this Agreement, to the extent that the circumstances giving rise to the same are remediable, shall not entitle an Indemnitee to compensation unless a period of 30 days shall have expired from the date of notification of such breach to the Indemnitor in accordance with Section 11.4(a) or 11.4(e) (as the case may be) and such breach has not been fully remedied by or at the expense of the Indemnitor.
     11.4 Indemnification Procedures. All claims for indemnification by a party entitled to be indemnified under this Article 11 (an “Indemnitee”) by another party hereto (an “Indemnitor”) shall be asserted and resolved as follows:
     (a) If any claim or demand for which an Indemnitee may claim indemnity is asserted against or sought to be collected from an Indemnitee by a third party (a “Third-

Party Claim”), the Indemnitee shall notify the Indemnitor as promptly as practicable following the receipt by the Indemnitee of such Third-Party Claim, which notice must specify the nature of such Third-Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third-Party Claim) (the “Third-Party Claim Notice”); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 11 unless, and only to the extent that, such failure to so notify results in the loss of rights or defenses.
     (b) An Indemnitor shall have 30 days from the date on which the Third-Party Claim Notice is duly given (the “Notice Period”) to notify an Indemnitee whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such Third-Party Claim. If an Indemnitor does not assume the defense of a Third-Party Claim and it is determined that the Indemnitor is liable therefor, then the Indemnitor must pay the Indemnitee the Damages suffered by the Indemnitee as a result of such Third-Party Claim.
     (c) If an Indemnitor notifies an Indemnitee within the Notice Period that it desires to defend the Indemnitee against such Third-Party Claim, then (except as provided below) the Indemnitor shall defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, shall use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any risk of the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and shall control the conduct of such defense; provided, however, that the Indemnitor shall not be entitled to assume the defense of any such Third-Party Claim under Section 11.4(b) unless it has accepted and assumed in writing the obligation to indemnify the Indemnitee with respect to Damages arising from or relating thereto (subject to the limitations set forth in Section 11.3), and that the Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise that (1) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance reasonably satisfactory to the Indemnitee, from all liability in respect of such Third-Party Claim or (2) gives relief in any form other than money damages. If the defendants named in any Third-Party Claim include both the Indemnitor and the Indemnitee, and the Indemnitee shall have reasonably concluded that there are legal defenses or rights available to the Indemnitee that are in actual or potential conflict with those available to the Indemnitor, the Indemnitee shall have the right to select one law firm to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such Third-Party Claim, the Indemnitee shall not settle such Third-Party Claim. The Indemnitor shall not be liable for any settlement of any proceedings effected without its written consent (such consent not to be unreasonably withheld or delayed) where it has not assumed the defense thereof under 11.4(b) but, if the same shall be settled with such consent or if there shall be a final judgment against the Indemnitor, the Indemnitor agrees to indemnify the Indemnitee from and against any loss or liability by reason of such settlement or judgment.
     (d) Before the Indemnitor’s settling any Third-Party Claim the defense of which it has assumed control, the Indemnitor shall obtain the Indemnitee’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval shall not be unreasonably withheld or delayed. If the Indemnitee notifies the Indemnitor of its disapproval of such settlement, the Indemnitee shall thereupon become liable, from and after the date of its disapproval, for the amount of any Damages in excess of the proposed settlement amount. From and after the date of its disapproval, the Indemnitee shall control the defense of such Third-Party Claim at its sole cost and expense.
     (e) If the Indemnitee shall have a claim against the Indemnitor hereunder that does not involve a Third-Party Claim but instead involves a claim among any of the parties hereto related to or arising out of the transactions contemplated hereby (a “Non-Third-Party Claim”) the Indemnitee shall send a notice (which notice shall contain the information required for a Third-Party Claim Notice) with respect to such Non-Third-Party Claim to the Indemnitor as soon as practicable; provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 11 unless, and only to the extent that, such failure to so notify results in the loss of rights or defenses.
     11.5 Remedies.
     (a) Each party acknowledges and agrees that its sole and exclusive remedy for money Damages following the Closing with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11.
     (b) The Buyer Indemnitees may satisfy any claim for money Damages they may have under this Article 11 only as follows:
     (1) with respect to the Outside Sellers and their related Principals, first out of the Escrow Fund in accordance with the terms of the Escrow Agreement, and second from the Outside Sellers and their related Principals directly; and
     (2) with respect to Armstrong and the Company Chairman, by the forfeiture of a portion of the unvested restricted shares of Buyer Common Stock issued to Armstrong under Section 1.4 with a value equal to the amount of Damages owed by Armstrong or the Company Chairman hereunder. For purposes of this Article 11, the value of a share of Buyer Common Stock shall be equal to the average per-share closing price of Buyer Common Stock on the NYSE for the 30 trading days ending on the date Armstrong and/or the Company Chairman becomes liable for such Damages hereunder. The vesting of such restricted shares shall be suspended pending the resolution of any claim for Damages by any Buyer Indemnitee.

     11.6 Tax Treatment of Indemnity Payments. The parties shall treat any indemnity payment made pursuant to this Article 11 as an adjustment to the Aggregate Purchase Price for all Tax purposes, unless otherwise required by a Governmental Entity.
Article 12
Guarantee
     12.1 Guarantors and Guaranteed Entities. For purposes of this Article 12, the following guarantor entities or individuals (each, a “Guarantor”) relate to the following guaranteed entities (each, a “Guaranteed Entity”):
     (a) Goldbond Group shall be the Guarantor of Flourish Global Limited;
     (b) Wong Yu Lung, Charles shall be the Guarantor of Goldbond Capital Investment Holdings Ltd.; and
     (c) Wong Wai Sum shall be the Guarantor of Hing Wong Finance Limited.
     12.2 Guaranteed Obligations.
     (a) Subject to Section 11.3, each Guarantor unconditionally and irrevocably guarantees the due and punctual payment, performance, and discharge by such Guarantor’s respective Guaranteed Entity’s obligations under this Agreement (the “Guaranteed Obligations”) and promises to pay on demand each sum that such Guaranteed Entity is liable to pay under the Guaranteed Obligations.
     (b) Without prejudice to the rights of any party under this Agreement, each Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of such Guarantor’s Guaranteed Obligations and not a surety.
     (c) Any number of demands may be made of any Guarantor under this Article 12.
     (d) No Guarantor’s liability shall be discharged, impaired or affected by:
     (1) any legal limitation, disability or incapacity or other circumstances relating to such Guarantor’s Guaranteed Entity or any change in the members or status of such Guaranteed Entity or any other person;
     (2) any variation of any of the terms of this Agreement or of any of the Guaranteed Obligations;
     (3) any time, waiver or consent granted to or composition with such Guarantor’s Guaranteed Entity or any other person;

     (4) the liquidation or dissolution of such Guarantor’s Guaranteed Entity or the appointment of a liquidator, receiver, administrative receiver or administrator of any of such Guaranteed Entity’s assets or any other insolvency proceeding relating to such Guaranteed Entity or any other matter affecting the obligation of such Guaranteed Entity to perform any Guaranteed Obligation;
     (5) any unenforceability, illegality or invalidity of any obligation of any person under this Agreement; or
     (6) any other matter which, but for this Section 12.2(d), would reduce, vitiate or affect the obligations of such Guarantor in respect of the Guaranteed Obligations.
     (e) Until all of a Guarantor’s Guaranteed Obligations have been unconditionally and irrevocably discharged, such Guarantor agrees that it will not make demand for the payment of any sum from such Guarantor’s Guaranteed Entity connected with or in relation to the sum demanded another party hereto or claim any set-off or counterclaim against such Guaranteed Entity.
     (f) Each Guarantor further agrees that if any payment received by another party hereto from such Guarantor in relation to its Guaranteed Obligations is avoided or set aside on the subsequent insolvency or liquidation of such Guarantor’s Guaranteed Entity and is subsequently repaid, such payment shall not discharge or diminish the liability of such Guarantor for its Guaranteed Obligations and this Article 12 shall apply as if such payment had at all times remained owing by such Guaranteed Entity.
     (g) Notwithstanding anything to the contrary in this Article 12, any defense to payment of any Guaranteed Obligations available to a Guaranteed Entity that has been expressly provided for in this Agreement shall also be available to such Guaranteed Entity’s Guarantor.
Article 13
Tax Matters
     13.1 General. For purposes of this Agreement, the following definitions shall apply:
     (a) “Tax” or “Taxes” means all tax imposed by any Governmental Entity in Hong Kong or elsewhere, including national, provincial, local, or foreign taxes and other taxes on income, estimated income, alternative or add-on minimum, gross receipts, profits, business, license, occupation, stamp, premium, value added, consumption, utility, franchise, service, personal and real property (including special assessments or charges), sales, use, transfer, gains, excise, severance, environmental, unclaimed property, employment, unemployment, payroll, withholding, disability, social security, minimum tax, capital stock, registration, or any other tax, custom duty, ad valorem levy, governmental fee, or other like assessment or charge of any kind, together with any interest or any penalty, addition to tax, or additional amount, whether disputed or not, and including any liability for the Taxes of any person as a transferee, successor, or agent, by contract, or otherwise.
     (b) “Tax Benefit” means any relief, allowance, exemption or credit in respect of any Tax; any deduction in computing income, profits or gains for the purposes of any Tax; and/or any right to refund of Tax;
     (c) “Tax Returns” means all returns, forms, computations, declarations, elections and claims for refund relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
     (d) “Post-Closing Date Tax Returns” has the meaning assigned thereto in Section 13.3.
     (e) “Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date, and with respect to a Straddle Period, any portion thereof ending on the Closing Date.
     (f) “Pre-Closing Date Tax Returns” has the meaning assigned thereto in Section 13.3.
     (g) “Straddle Period” means any complete Tax period that includes but does not end on the Closing Date.
     (h) “Transfer Taxes” has the meaning assigned thereto in Section 10.2.
     13.2 Tax Representations. Except as set forth in Section 13.2 of the Disclosure Letter, each Seller, on a pro rata basis in accordance with each Seller’s Proportionate Interest, represents to the Buyer, as follows:
     (a) (1) All Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and its subsidiaries have been duly and timely filed (taking into account any extensions); (2) the information included in the Tax Returns filed by or with respect to the Company and its subsidiaries is complete and accurate in all material respects; (3) all Taxes due and payable on or before the Closing Date by the Company and its subsidiaries have been timely paid; (4) no Taxes are due in any jurisdiction in which Tax Returns have not been filed; (5) no action, suit, examination, proceeding, investigation, audit, or claim is now proposed, pending, or, to the knowledge of the Sellers, threatened with respect to the Company or any of its subsidiaries in respect of any Tax, and there are no discussions among any of the Sellers, the Company, or any of its subsidiaries, on the one hand, and any Governmental Entity, on the other hand, with respect to Taxes that are likely to result in a material additional amount of Tax; (6) no notice or claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file a particular Tax Return that it is or may be subject to that particular Tax in that jurisdiction; (7) there are no liens for Taxes upon the assets of the Company or any of its subsidiaries, other than Permitted Liens; (8) no request has been made for an extension of time within which to file Tax Returns with respect to the Company or any of its subsidiaries, for which Tax Returns have not yet been filed; (9) there has been no extension or waiver of the statute of limitations period applicable to any Tax of the Company or any of its subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired; and (10) the balance sheet included in the Most Recent Financial Statements reflects an adequate reserve for all Taxes for which the Company and its subsidiaries may be liable for all taxable periods and portions thereof through the date thereof.
     (b) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid on or before the Closing Date in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
     (c) The Company has delivered or made available to Buyer copies of all requested Tax Returns filed with respect to the Company and its subsidiaries.
     (d) Neither the Company nor its subsidiaries has any liability for Taxes of any other person (other than the Company or any subsidiary) as a transferee, successor, or agent, by contract, or otherwise.
     (e) Neither the Company nor any of its subsidiaries has ever been a party to or bound by any Tax-indemnity, Tax-allocation, or Tax-sharing agreement.
     (f) Neither the Company nor any of its subsidiaries has agreed or is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (or after March 31, 2007, in the case of Taxes referred to in Section 13.4(a)(1)(ix)) as a result of any (1) change in method of accounting for a taxable period; (2) any agreement with any Governmental Entity with regard to the Tax liability of the Company or any of its subsidiaries; (3) installment sale or open transaction disposition by the Company or the relevant subsidiary or (4) prepaid amount.
     (g) The Company and each of its subsidiaries is duly and properly registered in each and every country and territory where required by applicable Legal Requirements for VAT and any other equivalent local or regional Taxes for which registration is required by applicable Legal Requirements.
     (h) The Company and each of its subsidiaries is, and has at all times been, resident for purposes of Taxes, or has carried on business, only in its respective place of incorporation or formation.
     (i) Neither the Company nor any of its subsidiaries is, and at no time has ever been, treated as resident in or as having a permanent establishment or as otherwise being deemed to be doing business in any manner in any jurisdiction other than the jurisdiction where it was incorporated or formed for purposes of any Taxes (including pursuant to any double-taxation arrangement or Tax treaty).
     (j) Neither the Company nor any of its subsidiaries currently derives or has ever derived income of any kind from the United States or currently owns or has ever owned property of any kind in the United States.
     (k) None of the Sellers is now or has ever been a United States person, entity, or resident for Tax purposes.
     13.3 Tax Returns and Payments. The Sellers shall prepare and file, or shall cause the Company and its subsidiaries, as the case may be, to prepare and file, all Tax Returns that are required to be filed (taking into account extensions therefor) on or before the Closing Date (the “Pre-Closing Date Tax Returns”). Such Pre-Closing Date Tax Returns shall be prepared in accordance with past practice (unless a contrary position is required by law); provided that in the case of any Pre-Closing Date Tax Return that is not yet filed by or with respect to the Company or any of its subsidiaries, Sellers shall provide the Buyer with a copy of any such Pre-Closing Date Tax Return to be filed at least ten Business Days prior to the date for filing for Buyer’s review and consent, which review and consent shall be timely and shall not be unreasonably withheld. The Buyer shall file or cause to be filed all Tax Returns for which Sellers do not have filing responsibility pursuant to the first sentence of this Section 13.4 (“Post-Closing Date Tax Returns”), provided that the Buyer shall provide the Sellers with a copy of any Post-Closing Date Tax Return to be filed by or with respect to the Company or any of its subsidiaries for any Straddle Period at least ten Business Days prior to the date of filing for Sellers’ review and consent, which review and consent shall be timely and shall not be unreasonably withheld. The Buyer, on the one hand, and Sellers on the other hand, shall discharge, or cause to be discharged, all Tax liabilities shown on Tax Returns based on the assumption and allocation of Tax liabilities provided in this Agreement without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Taxes shown due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than one Business Day prior to the filing of such Tax Return. Notwithstanding the foregoing, in the case of any Tax that is paid by the Company or any of its subsidiaries and that is allocated to the Buyer pursuant to the provisions of Section 13.4(a)(1)(ix), the Buyer shall pay the amount of such Tax to the Sellers promptly after the amount of such Tax is ascertained subsequent to the Closing.
     13.4 Allocation of Taxes.
     (a) The Sellers shall be responsible, severally in accordance with their Proportionate Interests, for:
     (1) the payment of all Taxes attributable to any Pre-Closing Date Tax Period, except to the extent that:
     (i) a provision or reserve has been made for the Tax in the consolidated balance sheet accompanying the KPMG Report;

     (ii) the Tax liability would not have arisen but for any voluntary act of the Buyer or the Company or any of the subsidiaries after the Closing Date which the Buyer or the Company or the relevant subsidiary ought reasonably to have known would give rise to such Tax liability, but excluding any act carried out pursuant to a legally binding obligation of the Company or any of the subsidiaries entered into or incurred on or before the Closing Date or pursuant to an obligation imposed by any law, regulation or requirement having the force of law or occurring in the ordinary course of trade of the Buyer, the Company or the relevant subsidiary (as appropriate);
     (iii) the Tax liability arises or is increased as a result only of an increase in rates of Tax made after the Closing Date with retrospective effect or the passing of any legislation after the Closing Date with retrospective effect;
     (iv) the Tax liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or any of the subsidiaries after Closing to make any claim, election, or give any notice or consent or do any other thing the making or giving or doing of which was taken into account in computing the provision or reserve for Tax in the consolidated balance sheet accompanying the KPMG Report;
     (v) the Tax liability arises or is increased as a consequence of any failure by the Buyer, the Company and/or any of the subsidiaries to comply with any of their respective obligations under Section 13.7;
     (vi) the Tax liability would not have arisen but for a change in the accounting reference date or of any accounting principles or practice of the Company or of any of the subsidiaries adopted after Closing;
     (vii) the Tax liability arises or is increased as a result of any delay or default by the Buyer or the Company or the relevant subsidiary in paying over to any Tax Authority in Hong Kong or elsewhere any amount received from the Sellers under this Agreement;
     (viii) the Tax liability has been discharged before Closing; or
     (ix) the Tax liability has arisen in and relates to the ordinary course of business of the Company or any of its subsidiaries subsequent to March 31, 2007; and
     (2) the Sellers’ portion of Transfer Taxes, if any, as provided in Section 10.2.

     (b) The Buyer, subsequent to the Closing, shall be responsible for (1) the payment of all Taxes attributable to any period beginning after the Closing Date, including, in the case of a Straddle Period, the portion of the Straddle Period beginning after the Closing Date, (2) any Taxes attributable to any Pre-Closing Date Tax Period for which Sellers are not responsible pursuant to the provisions of Sections 13.4(a)(1)(i) through 13.4(a)(1)(ix), and (3) the Buyer’s portion of Transfer Taxes, if any, as provided in Section 10.2.
     (c) For purposes of Sections 13.4(a)(1) and 13.4(b)(1), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (1) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (2) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date. The principles of this paragraph shall also apply for purposes of determining any allocation of Taxes that is required pursuant to the provisions of Section 13.4(a)(1)(ix).
     13.5 Tax Cooperation; Tax Audits. After the Closing Date, the Buyer and the Sellers shall, and shall cause their respective affiliates, if any, to, cooperate in the preparation of all Tax Returns to the extent that the Buyer or the particular Seller, or their respective affiliates (as relevant), has knowledge or information relevant thereto unavailable to the other party or its respective auditors or tax advisers and shall provide, or cause to be provided, to the requesting party any records or other information within the Buyer’s or the relevant Seller’s possession or control requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of the Buyer and, if any, the Sellers. Each Seller and the Buyer shall give prompt notice to each other of any proposed adjustment to Taxes relating to any Pre-Closing Date Tax Period within the knowledge of the Buyer, the relevant Seller, their respective affiliates (as relevant), or their respective auditors or tax advisers. Each party shall cooperate with the others in connection with any Tax investigation, audit, or other proceeding to the extent that the Buyer, the particular Seller, their respective affiliates (as relevant), or their respective auditors or tax advisers has knowledge or information relevant thereto unavailable to the other party or its respective auditors or tax advisers; provided, however, that claims for indemnification under this Article 13 shall be subject to the procedures set forth in Section 11.4; and further provided that on or before the Closing Date, the Sellers shall not permit any Lien to be created or to continue upon any property or assets of the Company or any of its subsidiaries. A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party or parties under this Section 13.5.
     13.6 Corresponding Benefit. Subject to the provisions of Section 11.3, if the auditors for the time being of the Company shall certify (at the request and expense of any of the Sellers)

that any Tax liability (other than a Tax liability which was allocated to and paid by the Buyer pursuant to the provisions of Section 13.4(a)(1)(ix)) which has resulted in a payment having been made or becoming due from the Sellers under Section 13.3 or 13.4 would give rise to a Tax Benefit for the Company or a subsidiary which would not otherwise have arisen, then, as and when the liability of the Company or the relevant subsidiary to make an actual payment of or in respect of Tax is reduced by reason of that Tax benefit, the amount equivalent to the amount by which the liability is reduced shall be refunded to the Sellers pro rata according to their Proportionate Interests.
     13.7 Claims Provisions. Subject to the provisions of Section 11.4, upon the Company or any of the subsidiaries becoming aware of any claim being made against the Company or any of the subsidiaries in respect of a Tax liability which may give rise to a liability for the Sellers to pay Tax under Section 13.3 or 13.4, the Buyer shall procure that the Company or that subsidiary will as soon as reasonably practicable give notice of the claim to each of the Sellers and the Buyer shall procure that the Company or that subsidiary will take such reasonable action and give such reasonable information and assistance in connection with the affairs of the Company or that subsidiary as may be both reasonably requested in writing by the Sellers and reasonably necessary to avoid, resist, object to, appeal or compromise the claim.
     13.8 Record Retention. The Buyer and the Sellers shall retain or cause to be retained all Tax Returns and all books and records within their respective possession relating to Taxes of the Company or any of its subsidiaries for all taxable periods beginning on or before the Closing Date until 60 days after the expiration of the applicable statute of limitations for the Tax in question (and, to the extent notified by the Buyer or the Sellers, any waiver or extension thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Governmental Entity.
     13.9 Refunds. The Sellers shall be entitled to any refunds with respect to Taxes that were paid by the Company or any of its subsidiaries on or before the Closing Date (or after the Closing Date by the Sellers with respect to any Pre-Closing Date Tax Period), in each case to the extent that the Taxes paid by the Company or any of its subsidiaries were not allocated to and paid by the Buyer pursuant to the provisions of Section 13.4(a)(1)(ix), plus any interest received with respect thereto, and the Buyer shall, at the Sellers’ expense, cause the Company or any of its subsidiaries to file any claims for such refunds reasonably requested by the Sellers. Except to the extent set forth in the preceding sentence, the Buyer shall be entitled to any refunds of Taxes attributable to the Company or any of its subsidiaries, plus any interest received with respect thereto. The Buyer shall promptly forward to the Sellers, on a pro rata basis in accordance with each Seller’s Proportionate Interest, the amount equivalent to the amount of any refund due to the Sellers (pursuant to the terms of this Section 13.9) after receipt thereof, and each Seller, on a pro rata basis in accordance with each Seller’s Proportionate Interest, shall promptly forward to the Buyer any refund due the Buyer (pursuant to the terms of this Section 13.9) after receipt thereof by the Sellers (if any). Refunds of Taxes for a Straddle Period shall be allocated in the manner in which Taxes are allocated in Section 13.4(c).

Article 14
Miscellaneous
     14.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement executed by the Buyer and the Sellers.
     14.2 Waivers and Consents. Any failure of a party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived, but only in a writing signed by the waiving party or parties. Any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, the consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.2.
     14.3 Press Releases and Public Announcements. No party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other party or parties, which may not be unreasonably withheld; provided, however, that a party may make any public disclosure it believes in good faith is required by the Listing Rules or applicable law or regulations concerning its publicly traded securities (including the Buyer’s listing agreement with the NYSE).
     14.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and electronic printed confirmation of receipt is obtained promptly after completion of transmission, or (c) on the second day after delivery to a reputable international courier. If the day on which a notice or other communication is deemed given under this Section 14.4 is not a Business Day, then such notice or other communication shall instead be deemed given on the next Business Day. Such notices, requests, demands, and other communications shall be addressed to the parties as follows:
(1) If to the Buyer:
Piper Jaffray Companies
800 Nicollet Mall, Suite 800
Minneapolis, MN 55402
United States of America
Attention: General Counsel
Fax: 612-303-8199

with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
United States of America
Attention: Michael A. Stanchfield
Fax: 612-766-1600
and with a copy to:
O’Melveny & Myers LLP
31st Floor, AIG Tower
1 Connaught Road Central
Hong Kong SAR
Attention: Colin Law
Fax: 852-2522-1760
(2) If to the Sellers (including their related Principals):
Hing Wong Finance Limited
19th Floor, Unit A
United Centre
95 Queensway
Hong Kong SAR
Attention: Wong Wai Sum
Fax: 852-2865-2101
Goldbond Capital Investment Holdings Limited
1902 – 06, 19th Floor, Tower 1
Lippo Centre
89 Queensway
Hong Kong SAR
Attention: Emilie Hoi Yan Wong
Fax: 852-2868-9115
Armstrong Capital Limited
39th Floor, Tower 1
Lippo Centre
89 Queensway
Hong Kong SAR
Attention: Ko Po Ming
Fax: 852-3189-2828

Flourish Global Limited
1902-06,
19th Floor, Tower One
Lippo Centre
89 Queensway
Hong Kong SAR
Attention: The Director
Fax: 852-2826-9289
and each with a copy to:
Ko Po Ming
c/o Armstrong Capital Limited
39th Floor, Tower 1
Lippo Centre
89 Queensway
Hong Kong SAR
Fax: 852-3189-2828
(3) If to the Chairman:
Ko Po Ming
c/o Armstrong Capital Limited
39th Floor, Tower 1
Lippo Centre
89 Queensway
Hong Kong SAR
Fax: 852-3189-2828
     14.5 Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any party without the prior written consent of all parties hereto. Except to the extent provided in Article 11 with respect to the Buyer Indemnitees and affiliates of the Sellers, this Agreement is not intended to confer upon any other person except the parties any rights or remedies hereunder.
     14.6 Rules of Interpretation. As used in this Agreement:
     (a) “including” means “including without limitation”;

     (b) “person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, or a government or any department or agency thereof or other entity;
     (c) “affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person (for purposes of this definition, “control,” “controlled by,” and “under common control with,” as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract, or otherwise);
     (d) a party’s “subsidiaries” include branches and representative offices, whether or not incorporated;
     (e) “Business Day” means any day other than a Saturday, Sunday, or a day that is a statutory or banking holiday under the laws of Hong Kong, the United States, or the State of Minnesota;
     (f) all amounts are expressed in United States funds, and any amounts or calculations required hereunder or related hereto that are denominated in Hong Kong Dollars shall be converted to United States Dollars using an exchange rate of 7.78 Hong Kong Dollars to 1.0 United States Dollar;
     (g) all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions;
     (h) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;
     (i) the terms “hereof,” “hereunder,” “herein,” and like terms refer to this Agreement as a whole and not only to the Section in which such term appears; and
     (j) all references to the knowledge of the Sellers shall mean the knowledge of any of the Sellers, the Principals, or the Key Employees.
     14.7 Governing Law. This Agreement and the relationship between the parties shall be governed by the laws of Hong Kong, without giving effect to choice-of-law principles. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in force as of the date of this Agreement and as may be amended from time to time. The appointing authority shall be the Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Centre. There shall be three arbitrators. The language to be used in the arbitration proceedings shall be English. Any such arbitration shall be administered by the Hong Kong International Arbitration Centre in accordance with its Procedures for Arbitration in force as of the date of this Agreement and as may be amended from time to time. The parties agree that the arbitral award will be final and binding. Notwithstanding the foregoing, this Section 14.7 shall not preclude either party hereto from pursuing a court action for the sole purpose of obtaining an interlocutory injunction, a preliminary injunction, or other injunctive relief in circumstances in which such relief is appropriate. Each party consents to service of process in the manner and to the address for such party provided in Section 14.4.
     14.8 Counterparts. This Agreement may be executed in two or more counterparts, and delivered by facsimile or other form of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14.9 Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation hereof.
     14.10 Entire Agreement. This Agreement, including the Disclosure Letter and the exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect to that subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement.
     14.11 Severability. If any provision hereof is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall continue in full force and effect and shall in no way be affected or invalidated.
     14.12 Equitable Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.
     14.13 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring such costs and expenses.
     14.14 Disclosure Letter. The Disclosure Letter has been arranged in a manner that corresponds to the Sections and subsections of this Agreement; provided that a disclosure made in any section of the Disclosure Letter that is sufficient to reasonably inform the recipient of information required to be disclosed in another section of the Disclosure Letter to avoid a misrepresentation under the related Section of this Agreement shall be deemed to have been made under such other section of the Disclosure Letter. The mere listing in the Disclosure Letter of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Disclosure Letter otherwise reasonably informs Buyer of an exception to the representation or warranty).
     14.15 Governing Language. This Agreement has been negotiated and executed by the parties in English. If any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
[Remainder of page left blank intentionally; signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Signed and delivered by	)
)
as authorised representative for and on behalf of	)
GOLDBOND CAPITAL INVESTMENT	)
HOLDINGS LIMITED	)	/s/ Kee Wah Sze

in the presence of:	)	Title:

/s/ Li Yu Lian, Kelly

Name: Li Yu Lian, Kelly

Signed and delivered by	)
)
as authorised representative for and on behalf of	)
FLOURISH GLOBAL LIMITED	)	/s/ Ding Chung Kueng, Vincent

in the presence of:	)	Title:

/s/ Li Yu Lian, Kelly

Name: Li Yu Lian, Kelly

[Signature Page to Equity Purchase Agreement]

Signed and delivered by	)
)
as authorised representative for and on behalf of	)
ARMSTRONG CAPITAL LIMITED	)	/s/ Ko Po Ming

in the presence of:	)	Title:

/s/ Lee Wing Yan

Name: Lee Wing Yan

Signed and delivered by	)
)
as authorised representative for and on behalf of	)
HING WONG FINANCE LIMITED	)	/s/ Wong Wai Sum

in the presence of:	)	Title:

/s/ Hung Miu Fung Janice

Name: Hung Miu Fung Janice

Signed and delivered by	)
KO PO MING	)
in the presence of:	)	/s/ Ko Po Ming

/s/ Lee Wing Yan

Name: Lee Wing Yan

Signed and delivered by	)
)
as authorised representative for and on behalf of	)
PIPER JAFFRAY COMPANIES	)	/s/ Andrew S. Duff

in the presence of:	)	Title: Chairman and CEO

/s/ Sara E. Gross Methner

Name: Sara E. Gross Methner
[Signature Page to Equity Purchase Agreement]

Signed and delivered by	)
)
as authorised representative for and on behalf of	)
GOLDBOND GROUP HOLDINGS	)
LIMITED	)	/s/ Ding Chung Kueng, Vincent

in the presence of:	)	Title:

/s/ Li Yu Lian, Kelly

Name: Li Yu Lian, Kelly

Signed and delivered by	)
WONG YU LUNG, CHARLES	)
in the presence of:	)	/s/ Wong Yu Lung, Charles

/s/ Li Yu Lian, Kelly

Name: Li Yu Lian, Kelly

Signed and delivered by	)
WONG WAI SUM	)
in the presence of:	)	/s/ Wong Wai Sum

/s/ Hung Miu Fung Janice

Name: Hung Miu Fung Janice
[Signature Page to Equity Purchase Agreement]